UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)
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595 Market Street, Suite 200
San Francisco, California 94105

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2022

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of LendingClub Corporation (the “Company,” “LendingClub,” “we,” “us” and “our”) will be held on June 2, 2022 at 9:00 a.m. Eastern Time via the Internet at www.virtualshareholdermeeting.com/LC2022 (the “Annual Meeting”). There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.Elect John C. (Hans) Morris and Erin Selleck as Class II directors, each of whom is currently serving on our Board of Directors, to serve until the 2025 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal;
2.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement;
3.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
4.Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors; and
5.Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 11, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Brandon Pace
Chief Administrative Officer and Corporate Secretary

San Francisco, California
April 19, 2022

Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (if applicable) so that your shares may be represented at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2022: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

Dear Stockholders,

Millions of everyday Americans have insufficient financial reserves and often turn to a limited set of higher cost debt solutions to bridge cashflow gaps and manage their financial lives. As one of a small number of fintech companies with a national bank charter, we are uniquely positioned to leverage technology, data science, and a unique marketplace bank model to increase consumer access to credit, lower their borrowing costs and improve the return on their savings. Since our founding, we have helped more than 4 million individual LendingClub members achieve their financial goals with fairness, simplicity and heart.

In 2021, we successfully completed the Radius Bank acquisition, thereby enhancing the resilience and earnings trajectory of our business. We delivered record revenue and profitability in 2021 and have issued guidance for another record breaking 2022. With our award-winning banking product, market-leading unsecured lending capabilities, innovation-oriented culture and seasoned executive team, we believe we can deliver strong financial results while simultaneously investing in the infrastructure and people to grow our business and product offerings over a multi-year period.

The Board and management are keenly focused on positioning the Company to best serve our various stakeholders. With respect to our stockholders and customers, we are cognizant of various macroeconomic uncertainties but believe we are well positioned financially, strategically and operationally to continue to successfully execute against our plan and deliver on our mission. With respect to our employees, safety remains a priority and we have grounded our 2022 return to office strategy in public health guidance while maintaining flexibility for our employees. Our focus on people matters has driven strong employee engagement, enabled relatively low attrition and earned a number of external recognitions, including various Top Workplaces awards, a perfect score of 100 in the Human Rights Campaign Foundation’s 2022 Corporate Equality Index, and inclusion on Bloomberg’s 2022 Gender-Equality Index. With respect to our community, we have included in this proxy statement our first ESG disclosure and would encourage you to read about how we believe LendingClub is inherently and authentically aligned with supporting ESG causes. This represents the first step in what we expect will be a multi-year effort to bolster our communications and disclosures on this increasingly important topic.

Diversity and inclusion are core to our corporate culture, and we strive to create a workplace that is welcoming and empowering for all. In addition to anti-racism, inclusive hiring and breaking-bias trainings, we have executive-sponsored programs designed to provide women and under-represented individuals with leadership tools and growth opportunities. Further, we promote policies and regulations that prevent and/or address discrimination, including with respect to the use of artificial intelligence and fair and responsible lending to communities of color. Retaining a diverse Board remains an important consideration as we contemplate future appointments. To that end, our Nominating and Corporate Governance Committee is continuing its search for director candidates that bring diversity to the Board. We remain committed to appointing an ethnically diverse director in 2022.

The Company also continues to solicit and be responsive to stockholder feedback. We have enhanced our performance-based equity program, most recently by shifting to entirely multi-year TSR-based awards and implementing a payout cap in the event of certain negative absolute TSR scenarios. We also continue to believe in the merits of a declassified board and have again submitted a proposal this year to phase out our current classified board structure. Further, we have also again submitted a proposal to add a federal forum selection provision to our Certificate of Incorporation. This provision will allow the Company to consolidate and more efficiently manage procedural aspects of securities litigation, which we believe is in the best interest of the Company and its stockholders.

On behalf of the Board, thank you for your investment in LendingClub. We remain optimistic about our future and committed to creating value for our stockholders, as well as our customers, employees and communities.

Finally, we would like to acknowledge the deeply troubling and saddening events unfolding in Ukraine. Our hearts go out to all those affected, including some of our own employees. We wish everyone the very best for 2022.

Sincerely,

Scott Sanborn, Chief Executive Officer and member of the Board

John C. (Hans) Morris, Independent Chairman of the Board

2022 PROXY STATEMENT

2022 PROXY STATEMENT | PROXY SUMMARY
PROXY SUMMARY

April 19, 2022

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of Class II directors	For each nominee	59
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	60
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year	For	61
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of the Board of Directors	For	62
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision	For	64

The Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) will be first distributed and made available to stockholders on or about April 19, 2022.

Who We Are

LendingClub Corporation (“LendingClub”, the “Company”, “we”, “us”, “our”) operates America’s leading digital marketplace bank. As a digitally native, vertically integrated, customer-focused company, and one of a small number of fintech companies with a national bank charter, we are uniquely positioned to create a next generation of financial products and services to improve our members’ financial health. We do this by bringing together the best of both worlds – fintech and banking – leveraging data and technology to increase consumer access to credit, lower their borrowing costs, and improve the return on their savings while delivering a seamless experience that focuses on fairness and simplicity.

The Company was founded in 2006 and brought a traditional credit product – the installment loan – into the digital age by leveraging technology, data science and a unique marketplace model. In doing so, we became one of the largest providers of unsecured personal loans in the United States. In February 2021, LendingClub completed the acquisition of an award-winning digital bank, Radius Bancorp, Inc. (“Radius”), becoming a bank holding company and forming LendingClub Bank, National Association, as its wholly-owned subsidiary through which we operate the vast majority of our business. The result is a combination of complementary strengths that create an economically attractive and resilient digital marketplace bank. Upon the closing of the Radius acquisition, we also obtained a commercial lending business that includes commercial and industrial loans, commercial real estate loans, small business loans, and equipment loans and leases.

Our primary consumer products include unsecured personal loans, secured auto refinance loans, and patient and education finance loans. Our consumer loan and deposit customers – our “members” – can gain access to a broader range of financial products and services designed to help them digitally optimize their lending, spending and savings. Economic volatility and the current rising costs of healthcare, housing, education and more have contributed to millions of everyday Americans having insufficient financial reserves or living paycheck to paycheck, including nearly half of those earning over $100,000 annually. They often turn to a limited set of higher cost debt solutions to bridge cashflow gaps and manage their financial lives. Our mission is to empower our members on a path to better financial health, giving them new ways to pay less on their debt and earn more on their savings. Since 2007, over 4 million individuals have become members, joining the Club to help achieve their financial goals.

For consumer depositors, we offer checking accounts, high-yield savings accounts, and certificates of deposit. Our checking accounts deliver an award-winning digital experience, customer friendly features, such as ATM fee rebates, no overdraft fees, early direct deposits, rewards and competitive interest rates. We also offer a range of small business accounts.

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To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent Board of Directors (the “Board”) with substantial and relevant expertise.

2021 Strategic Priorities and Results

Our management team and Board are deeply focused on the evolution, execution and oversight of our strategy. Below is a summary of key 2021 strategic priorities and how we executed against them.

Executing against our 2021 strategic priorities drove record financial results in 2021, and we have issued guidance for another record breaking year in 2022. Below is a summary of our total revenue and GAAP consolidated net income/loss performance.

Stockholder Engagement

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit

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feedback annually on our compensation and governance practices from many of the governance departments of our largest institutional stockholders.

Overall, the stockholders we engaged with expressed support for our strategy and compensation and governance practices; including efforts to declassify the Board and the timeline for soliciting approval to remove the supermajority voting requirement to amend our governing documents. In particular, stockholders appreciated the inherent social good of the Company’s business model and the evolution of our compensation programs and practices, including the adjustments we have made to our performance-based restricted stock unit (“PBRSU”) program over the past few years. Further, stockholders appreciated the transformational impact of the Radius acquisition and recognized the importance of ensuring the Company recruits and retains human capital necessary to execute and advance its strategy.

Executive Compensation Aligned with Corporate Results

We believe that our compensation approach supports our objective of focusing on performance-based compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2021 executive compensation program.

2021 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on financial services industry and the size and complexity of our business, and represent the only element of our compensation program that is not performance-based
Target Annual Cash Bonus	Cash	Cash bonuses reward our executive officers for achieving pre-defined annual financial and operational goals that support our long-term business strategy	Net revenue, GAAP consolidated net income/loss and loan originations, with no payouts if threshold performance not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests and promotes retention	Stock price performance over a three-year vesting period
	PBRSUs	Long-term performance-based equity aligns compensation with stockholder returns	PBRSUs earned only if relative TSR thresholds are met over a three-year performance period, with target performance at the 55th percentile

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Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards performance-based compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. The below graphic shows the composition of our CEO’s target compensation in 2021, with equity awards valued in accordance with FASB ASC Topic 718; and the percent that is considered performance-based, demonstrating strong alignment in our compensation structure between pay and performance.

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Board Composition

The Board maintains a robust refreshment process and has long been focused on ensuring that the skills and experiences of the Board align with the Company’s evolving business. In the past four years, the Board has appointed four new members, all of whom brought different but relevant skills to our Board. Recently, in order to pursue other interests and opportunities, Susan Athey decided to not stand for re-election to the Board, and therefore her Board service will end when her existing term expires at the upcoming Annual Meeting. The information in the table and graphs below describes the current composition of our Board and Board committees.

Current Directors	Susan Athey	Thomas Casey Chief Financial Officer	Allan Landon	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris Independent Chairman	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Age	51	59	74	63	68	63	52	65	57
Director Since	2018	2021	2021	2016	2017	2013	2016	2021	2019
Independent	✓		✓	✓	✓	✓		✓	✓
Current Committee Membership
Audit			Chair	✓				✓
Compensation			✓		✓				Chair
Credit Risk and Finance			✓			Chair		✓
Nominating and Corporate Governance	Chair				✓	✓			✓
Operational Risk	✓			Chair				✓
Skills & Experience
Consumer Banking		✓	✓	✓		✓		✓
Fintech		✓	✓	✓		✓	✓
Consumer Internet	✓	✓			✓	✓	✓		✓
Financial Markets	✓	✓	✓	✓		✓	✓	✓	✓
Legal/Regulatory			✓	✓	✓	✓		✓
Marketing/ PR	✓				✓		✓
Compensation/ Employee Matters		✓	✓		✓	✓	✓		✓
Public Board Experience	✓		✓	✓		✓		✓	✓
Risk Management	✓		✓	✓		✓		✓
Technology/ Product	✓	✓			✓	✓	✓		✓

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Safe Harbor Statement

Some of the statements in this Proxy Statement, including statements regarding financial results, our ability to effectuate and the effectiveness of Company strategy, the design of our compensation programs, Board composition, Company performance, and the ability to realize certain financial and strategic benefits from the acquisition of Radius are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include the impact of global economic, political, market, health and social events or conditions and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (the “SEC”), as well as in our subsequent filings made with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Economic volatility and the current rising costs of healthcare, housing, education, and more have contributed to millions of everyday Americans having insufficient financial reserves or living paycheck to paycheck, including nearly half of those earning more than $100,000 annually. They often turn to a limited set of higher cost debt solutions to bridge cashflow gaps and manage their financial lives. Our mission is to empower our members on a path to better financial health, giving them new ways to pay less on their debt and earn more on their savings. Since 2007, over 4 million individuals have become members, joining the Club to help achieve their financial goals.

Our Values

Our values are the foundation of what we strive to be, individually and collectively. They guide all aspects our business, from strategic corporate decisions to promotions/hiring.
Do What’s Right
We are committed to acting with honesty and integrity. We act in the best interest of our members and everyone involved. We recognize that trust and confidence are critical to our marketplace, so we stand up for what’s right — even when it’s hard.
Make Impossible Happen
We look beyond what is possible today to boldly imagine new and better ways to improve the lives of our members. We take on big challenges and drive relentlessly forward to overcome all obstacles to make our vision a reality.
Know Your Stuff
We are a data-driven business. Each of us must be an expert in our areas, continuously rooted in a deep understanding of the data. We measure our efforts so that we can manage, make well-informed decisions, and identify new opportunities.

Be Confident With Humility
We are exceptionally capable individuals who put our egos aside and focus on our collective goals. We listen first and assume positive intent. We get the right people together to inform our collective perspective, evaluate the implications, and debate the trade-offs — so we can move forward quickly, collaboratively, and with confidence.
Evolve With Purpose
We embrace and create change. While we set our strategy for the long term, we stay flexible to adapt to new opportunities. We test bold ideas in real-world situations, without the fear of failure, so we can improve and evolve.
Act Like An Owner
We take ownership and hold ourselves accountable to our commitments. We roll up our sleeves and pick up tasks that need doing, even if they’re not in our job description. We are committed to LendingClub’s future and we act that way.

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COVID-19 Response

COVID-19 created challenges across the economy, including to our business and customers. In response to the pandemic, we implemented a number of initiatives to support our borrowers and employees.

Borrowers

For our existing borrowers, we waived late fees and rapidly launched new hardship plans, including Skip-a-Pay and other hardship programs. Our Skip-a-Pay program, which we continued until May 2021, allowed borrowers to skip monthly payments in two-month increments, for a total of six-months. We delivered and continue to offer other hardship programs, including an interest-only program and a 50% payment program which allows borrowers to make reduced payments for up to three months. These measures helped borrowers preserve their financial health in a difficult economic and credit environment. Most borrowers that enrolled in a hardship plan have since resumed payments on their loans.

Skip-a-Pay
Skip monthly payments in 2 month increments

Interest-Only
Make interest-only payments for up to 3 months

Facilitated over $870 million of PPP loans to small businesses

To support our small business borrowers, we leveraged our digital banking capabilities to support the Paycheck Protection Program (“PPP”). Throughout the pandemic, we cumulatively facilitated over $870 million of PPP loans to help small businesses keep over 75,000 people employed.

In addition, we dramatically increased our customer support capacity at the onset of the pandemic to help borrowers navigate the financial hardships caused by COVID-19. For example, we tripled the number of call center staff available to help over the phone, launched self-service options online and added COVID-specific resources to our website.

Employees

We’ve always been committed to advancing a safe work environment for our employees. With that principle in mind, in March 2020, we rapidly and effectively implemented a work from home program and are grounding our return to office strategy in public health guidance in combination with the needs of our employees.

We also instituted additional paid leave policies to support our employees during this unprecedented time. In particular, we extended crisis pay to our hourly employees so that they did not need to choose between getting paid or protecting their team members and families if they became sick or had to look after children or other family members. These actions protected the physical well-being and financial security of our employees throughout the pandemic so that they are in a position to care for their health, while also supporting our members.

Environmental

We aim to do our part in conserving the environment. Key actions we’ve taken to support the environment include:
Light Physical Footprint
As a digital marketplace bank we operate online, which provides our members with access to banking services anywhere, anytime. This reduces the environmental impact associated with brick and mortar bank branches, including the impact of members visiting a bank branch.
Sustainability
We advocate for the use of sustainable or re-usable products in our spaces, such as providing compostable materials in our offices, and in our work, such as leveraging electronic signature platforms when possible.
Facilities
We lease LEED certified buildings in San Francisco (LEED Gold) and Utah (LEED Silver*). When renovating our facilities, we emphasize recycling and the use of environmentally friendly materials.
* Utah offices are pending LEED Silver certification.

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Social

LendingClub is a social impact business with a mission of empowering our members on their path to better financial health. We advance this mission through a technology enabled business model focused on the economic empowerment of Americans across the income spectrum, especially those that have not been well served by traditional banks.

This aspiration, combined with our values, has driven us to lead the financial industry in advancing several policies and programs designed to reduce disparities, protect consumers and small business from irresponsible financing practices, and encourage innovation that supports financial health.

Competitive Interest Rates and Increased Savings

Our technology is fundamental to our ability to deliver better rates and products. Over the past 15 years, we’ve refined our artificial intelligence-driven credit decisioning and machine-learning models with more than 150 billion cells of data and over $70 billion in loans. With this underwriting technology, we’re able to underwrite loans more efficiently, which enables us to offer lower interest rates to our borrowers.

A Federal Reserve study found that LendingClub-facilitated loans maintain exceptionally low default rates while extending access to credit to riskier borrowers.

On average, LendingClub members save nearly $1,000 over the term of a personal loan.

Research from the Federal Reserve Bank of St. Louis found that LendingClub loans have had lower APRs than credit cards across FICO bands. Additionally, researchers from the Federal Reserve Bank of Philadelphia have found that “consumers pay smaller spreads on loans from LendingClub than from credit card borrowing”, which is supported by our data that indicates that our members save nearly $1,000 on average over the term of a personal loan from LendingClub Bank.

In addition to providing lower APRs, we have focused on being a responsible lender and have voluntarily committed to a 36% APR cap on our loans. We have also supported legislation in California and Illinois to establish statewide 36% APR caps. Through our support of the American FinTech Council, we also marshal fintech support for federal 36% APR cap legislation.

As a new digital marketplace bank, we are also placing emphasis on helping our members build up savings through products and services built to help them make the most of their money, like our award winning high-yield savings and rewards checking accounts.

Fighting Discrimination

We are committed to fighting discrimination in the financial services industry. For example, we were the first company to express support for “disparate impact” regulation when these anti-discrimination protections were recently under reconsideration by the federal government. Through comment letters to the Consumer Financial Protection Bureau (the “CFPB”), Federal Trade Commission and the U.S. Department of Housing and Urban Development, we articulated and advocated for the pro-innovation value of disparate impact regulation. We have also worked with the National Community Reinvestment Coalition (NCRC) on a consensus statement from civil rights organizations and fintech companies in support of strengthening these critical anti-discrimination protections. Further, we have supported disparate impact regulation in order to prevent algorithmic discrimination in lending to communities of color.

“The value of disparate impact analysis was recently pointed out, and endorsed by, the largest personal loan company in the country, LendingClub, in its responses to requests for input by the CFPB.”
– Mike Calhoun, President of the Center for Responsible Lending, Senate Testimony 2019

Financial Health

Through our digital marketplace bank, we help our members on their path towards financial health by enabling them to pay less on their debt and earn more on their savings. By receiving a loan through LendingClub’s platform, many of our members take the first step toward financial health by refinancing out of higher cost debt.

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In fact, our borrowers have told us that approximately 80% of personal loans received through LendingClub’s platform are used for refinancing or consolidating credit card debt. They also told us that we improved their financial health by reducing the APR on their debt by approximately 4 percentage points on average while providing a responsible paydown plan. And we believe we are well positioned to increase our engagement with existing members by offering additional products and services to enable them to manage and improve their financial health.	A typical LendingClub personal loan borrower saves 4 percentage points in interest, while being provided a responsible paydown plan to help them regain control of their financial health.

Financial Inclusion

We promote an inclusive financial system in which responsible innovation of products and practices cultivate better financial health outcomes. We strive to lend to those underserved by traditional banks and our digital marketplace allows us to fill credit gaps for consumers where bank branches may be less available, making for a financial system that is more accessible to all Americans. For example, our small business program with Accion Opportunity Fund has seen over 50% of its loans go to minority-owned businesses, as compared to less than 10% of loans by conventional small business lending banks.

Researchers from the Federal Reserve Bank of Philadelphia have found that that “LendingClub’s consumer lending activities have penetrated areas that may be underserved by traditional banks, such as in highly concentrated markets and in areas that have fewer bank branches per capita.

We’ve also advocated for policies that encourage lending to minority-owned small businesses, such as urging the CFPB to implement Section 1071 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires lenders to report data on how they are serving minority- and women-owned firms. We believe that such policies will encourage innovation in lending that may allow better inclusion of minority- and women-owned businesses by the financial services industry.

Helping Small Business

We are focused on supporting small businesses. We’ve partnered with the nonprofit community development financial institution Accion Opportunity Fund to increase small business owners’ access to transparent, affordable, and responsible credit. We believe that our small business lending activities have helped create or sustain over 100,000 jobs, in addition to the over 75,000 people that were able to remain employed with PPP loans that we facilitated.

Through our partnership with Accion Opportunity Fund, we have achieved 5x and 4x the representation of minority-owned and women-owned businesses, respectively, in our small business lending, compared to conventional banks.

We also helped form the Responsible Business Lending Coalition to drive responsible practices in the small business lending sector. With the Responsible Business Lending Coalition, we co-wrote the Small Business Borrowers Bill of Rights, the first cross-sector consensus on responsible small business lending and the rights that small business owners deserve when obtaining a loan. Since its creation, the Small Business Borrowers Bill of Rights has been signed by over 110 nonprofits, community development financial institutions, fintechs and banks and has inspired a wave of small business protection laws across the U.S.

We believe that innovation in the financial services industry can lower prices for small businesses. However, in order for small business customers to identify and benefit from lower prices, they need to be able to easily compared the prices they are being offered. Accordingly, LendingClub and its coalition partners helped lead the passage of the nation’s first small business truth-in-lending law, California Senate Bill 1235, to help protect small businesses from irresponsible lending that disproportionately harms entrepreneurs of color. Similar legislation has since passed in New York and has been introduced in Connecticut, Maryland, New Jersey and North Carolina. Finally, we recently endorsed a bill introduced in the United States House and Senate that would extend the transparency standards of the federal Truth in Lending Act to small business financing.

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Governance

We are committed to sound and effective corporate governance practices. We have established a strong governance foundation through highly qualified directors, with strong oversight provided by our independent chairman. Further we have instituted significant stock ownership requirements for Board members and executives to promote strong alignment with stockholder interests. We also pursue robust stockholder engagement each year and have been responsive to stockholder feedback on key issues, including Board vote requirements, Board declassification, supermajority voting requirements and executive compensation programs.

We have also established key policies and guidelines that align with responsibly building value for our stockholders, including, among others, the following:

Corporate Governance Guidelines	Business Conduct and Ethics Policy
Our Corporate Governance Guidelines promote the effective functioning of our Board and its committees, promote the interests of our stockholders, ensure a common set of expectations as to how our Board, its committees, individual directors and management should perform their functions, and provide a flexible framework within which the Board may conduct its business.	Our business conduct and ethics policy applies to all our directors, officers and employees and promotes certain actions, including honest and ethical conduct, compliance with laws, rules and regulations, the protection of LendingClub assets (including corporate opportunities and confidential information), and fair dealing practices, among others.

Officer Stock Ownership Guidelines	Non-Employee Director Ownership Guidelines
Under guidelines adopted by our Compensation Committee, our CEO should hold equity in LendingClub with a value of six times base salary, our CFO should hold equity with a value of three times base salary, and all other Section 16 officers should hold equity with a value of two times base salary. For additional information, see the section titled “Additional Governance Measures — Stock Ownership Guidelines” on page 40.	Each non-employee director should hold an equity stake in LendingClub equal to at least $400,000 in value. For additional information, see the section titled “Director Compensation — Director Stock Ownership Guidelines” on page 24.

Human Capital/ Diversity & Inclusion

Our success depends, in large part, on our ability to recruit, develop, motivate and retain employees with the skills to execute our strategy. We compete in a competitive market for talent and aim to distinguish ourselves by offering our employees the opportunity to make a meaningful positive impact on the financial health of Americans in an innovative technology oriented environment, while offering competitive compensation and benefits. Our compensation programs consist primarily of base salary, corporate bonus and equity awards. Our benefits programs include comprehensive health, dental and welfare benefits, including a 401(k) matching program and mental health tools. We are committed to providing equal pay for equal work. To support this, we’ve instituted pay equity assessments and benchmark ourselves against industry best practices.

We strive to create an environment where our employees feel that they are reaching their full potential, are highly engaged and are doing what they do best every day to accomplish our mission and vision. We support our employees professionally through onboarding programs, on-the-job training, career development sessions and performance check-ins. We monitor employee satisfaction and engagement through semi-annual engagement surveys. We’ve also earned a number of external recognitions, including a national Top Workplaces 2022 award; Top Workplaces awards for our Lehi, Utah office for every year in which we have operated an office there (2020, 2021, 2022); a perfect score of 100 in the Human Rights Campaign Foundation’s 2022 Corporate Equality Index; and inclusion on Bloomberg’s 2022 Gender-Equality Index.

Leading Workplace
National Top Workplaces 2022
Lehi, Utah Top Workplaces 2020, 2021 & 2022
Human Rights Campaign Foundation’s 2022 Corporate Equality Index
Bloomberg’s 2022 Gender-Equality Index

We continue to work hard to create a workplace that is welcoming and empowering for all. In addition to anti-racism, inclusive hiring and breaking-bias trainings for all of our employees, we have executive-sponsored programs designed to provide women and under-represented individuals with leadership tools and growth opportunities. Further, we have employee resource groups and an allyship program designed to empower our employees to advocate for the growth of minorities and build a more diverse and inclusive workplace. We have also established a program focused on supplier diversity to encourage contracts and partnerships with minority-owned businesses.

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2022 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We believe that having a diverse and inclusive workplace delivers better outcomes for our members and enables our employees to be their best.

We also treat diversity as an important consideration when making hiring decisions. We believe that the diversity of our employee base should represent the diversity of our customer base. For open roles at all levels of our workforce, including leadership positions (i.e., VP level and above), we aim for a 50% diverse candidate slate and diverse interview panel. We promote policies and regulations that prevent and/or address discrimination, including with respect to the use of artificial intelligence and fair and responsible lending to communities of color. Recently our efforts were recognized by Top Workplaces as a Diversity, Equity and Inclusion Standout Company, reflecting our employee involvement, hiring processes, development practices and inclusive benefits. We intend to continue undertaking measures to enhance our efforts with respect to diversity and inclusion.

Regarding diversity on our Board, with past appointments we were able to enhance the diversity of the Board. For example, Adrienne Harris brought many attributes to our Board, including gender and ethnic diversity. However, effective September 2021 she departed our Board in connection with her nomination and appointment to serve as superintendent of the New York State Department of Financial Services. Her departure follows the departure of another ethnically diverse director, Ken Denman; who departed our Board in connection with the closing of the Radius acquisition in February 2021. Retaining a diverse Board remains an important consideration as we contemplate future appointments. To that end, our Nominating and Corporate Governance Committee has initiated a search for director candidates and we are committed to appointing an ethnically diverse director in 2022.

Workforce Demographics

Below is a summary of certain demographic information of our full-time workforce as of December 31, 2021, and specifically those employees that serve in leadership positions (i.e., VP level and above).
Full-Time Workforce

Leadership Workforce

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with customers, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders and helping us continue to earn the trust of our stakeholders. Currently all members of our Board also serve on the board of directors of our banking subsidiary, LendingClub Bank, and therefore are entrusted with monitoring and ensuring the safety and soundness of our banking operations as required by applicable banking regulations. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention. Further, our Board is responsible, in conjunction and consultation with the Nominating and Corporate Governance Committee, for oversight of our progress and disclosures with respect to Environmental, Social and Governance (“ESG”) matters.

Our Board currently has nine members and will reduce to eight members after the Annual Meeting in connection with Ms. Athey’s decision to not stand for re-election. The Board may establish a different number of authorized directors from time to time by resolution. Seven of our current directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

Our Class II directors standing for re-election, if elected, will continue to serve as directors until the 2025 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Stockholder Outreach and Feedback

    Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices from many of the governance departments of our largest institutional stockholders. Consistent with prior years, members of our management team participated in these conversations, and stockholders were also offered the opportunity to speak with a member of our Board. In the Fall of 2021, we reached out to stockholders representing, in aggregate, an estimated 45% of our then outstanding shares and held meetings with those that requested a discussion. Some stockholders declined our invitation for a discussion citing a lack of questions or concerns. In addition to our Fall 2021 stockholder outreach, we maintain ongoing dialogue with many of our stockholders through our investor relations program. In total, during 2021 we had conversations with stockholders holding, in aggregate, an estimated 28% of our outstanding shares.

Overall, the stockholders we engaged with expressed support for our strategy and compensation and governance practices. In particular, stockholders appreciated the inherent social good of the Company’s business model and the evolution of our compensation programs and practices, including the adjustments we have made to our PBRSU program over the past few years. Further, stockholders appreciated the transformational impact of the Radius acquisition and recognized the importance of ensuring the Company recruits and retains the human capital necessary to execute and advance its strategy.
Given that our stockholder base remains somewhat concentrated and fluid following the acquisition of Radius, the Board has determined to not put forth an amendment to remove the provision requiring a supermajority vote to amend our governing documents in 2022. However, the Board is committed to including it as a proposal in our 2023 proxy statement. Overall, stockholders have been receptive and supportive of the Board’s timeline for soliciting approval to remove the supermajority voting requirement to amend our governing documents.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

In selecting Mr. Morris as the independent Chairman, the Board considered his strong and relevant experience in financial services technology and the financial services industry, ability to provide effective leadership and facilitate open dialogue, and ability to devote sufficient time and attention to the position.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer and an internal audit team, that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. In addition, the Board has requested and has been receiving regular updates from management regarding our response to the COVID-19 pandemic and its impacts on us and our customers, employees and other stakeholders, and our efforts to mitigate these impacts.

The Board has delegated to the Operational Risk Committee and Credit Risk and Finance Committee (each comprised of independent directors) primary responsibility for the oversight of risk management. The Operational Risk Committee is primarily focused on reputational, legal, compliance and operational risk. The Credit Risk and Finance Committee is primarily focused on credit, market, interest rate and liquidity risk. In accordance with their charters, the Operational Risk Committee and Credit Risk and Finance Committee (collectively, the “Risk Committees”) assist our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Operational Risk Committee meets with members of our information technology department at least once per year to assess information security risks (including cybersecurity risks) and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business. We have also established Management Risk Committees to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in the section “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment” below.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations,

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
including family relationships, our Board has determined that Susan Athey, Allan Landon, Timothy Mayopoulos, Patricia McCord, John C. (Hans) Morris, Erin Selleck, and Michael Zeisser, representing seven of our current nine directors (and all of our current non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Attendance

In 2021, the Board held 7 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent 5 times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All current directors attended our 2021 Annual Meeting of Stockholders.

In addition, each member of our Board is also a board member of our banking subsidiary, LendingClub Bank. In 2021, LendingClub Bank held a total of 41 meetings of the board or meetings of committees of the board. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of LendingClub Bank during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the board of LendingClub Bank on which he or she served during the periods that he or she served.

Often, in conjunction with the regularly scheduled meetings of the Board, the independent directors also meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such meetings.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Credit Risk and Finance Committee, a Nominating and Corporate Governance Committee and an Operational Risk Committee. The current composition and responsibilities of each of the committees of our Board are described below. Note, however, that Susan Athey recently decided to not stand for re-election to the Board and therefore her Board service will end when her existing term expires at the Annual Meeting. Effective as of the Annual Meeting, Michael Zeisser will serve as chair of the Nominating and Corporate Governance Committee.

Members serve on committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Credit Risk and Finance Committee	Nominating and Corporate Governance Committee	Operational Risk Committee
Susan Athey				Chair	✓
Allan Landon	Chair	✓	✓
Timothy Mayopoulos	✓				Chair
Patricia McCord		✓		✓
John C. (Hans) Morris			Chair	✓
Erin Selleck	✓		✓		✓
Michael Zeisser		Chair		✓

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Audit Committee

The current members of our Audit Committee are Allan Landon (chair), Timothy Mayopoulos and Erin Selleck. All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Landon is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Landon.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2021, our Audit Committee held 16 meetings.

Compensation Committee

The current members of our Compensation Committee are Allan Landon, Patricia McCord and Michael Zeisser (chair). All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. Our Compensation Committee also oversees our broader compensation philosophy and approach to human capital. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.

During 2021, our Compensation Committee held 6 meetings and acted by unanimous written consent 7 times.

Credit Risk and Finance Committee

The current members of our Credit Risk and Finance Committee are Allan Landon, John C. (Hans) Morris (chair) and Erin Selleck. Our Credit Risk and Finance Committee assists our Board in its oversight of our key risks, including credit, market, interest rate and liquidity risk, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Credit Risk and Finance Committee assists the Board in monitoring our risk management system, including ensuring that it is commensurate with our size, complexity and risk profile.

During 2021, the Credit Risk and Finance Committee held 4 meetings.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Susan Athey (chair), Patricia McCord, John C. (Hans) Morris and Michael Zeisser. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics. Our Nominating and Corporate Governance Committee, in conjunction with our Board, also provides oversight of our progress and disclosures with respect to Environmental, Social and Governance (“ESG”) matters.

During 2021, our Nominating and Corporate Governance Committee held 3 meetings.

Operational Risk Committee

The current members of our Operational Risk Committee are Susan Athey, Timothy Mayopoulos (chair) and Erin Selleck. Our Operational Risk Committee assists our Board in its oversight of our key risks, including technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

During 2021, our Operational Risk Committee held 4 meetings.

Director Skills and Experience

    Our nominees and continuing directors provide a balanced mix of skills and attributes to best oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fintech industry and as part of its refreshment process evaluates its ability to continue to provide necessary skills and experience.

Nominees and Continuing Directors	Thomas Casey Chief Financial Officer	Allan Landon	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris Independent Chairman	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Skills & Experience
Consumer Banking	✓	✓	✓		✓		✓
Fintech	✓	✓	✓		✓	✓
Consumer Internet	✓			✓	✓	✓		✓
Financial Markets	✓	✓	✓		✓	✓	✓	✓
Legal/Regulatory		✓	✓	✓	✓		✓
Marketing/ PR				✓		✓
Compensation/ Employee Matters	✓	✓		✓	✓	✓		✓
Public Board Experience		✓	✓		✓		✓	✓
Risk Management		✓	✓		✓		✓
Technology/ Product	✓			✓	✓	✓		✓

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Additional Governance Measures

For information regarding additional governance measures we have implemented in recent years, please see the section titled “Additional Governance Measures” beginning on page 40.

Business Conduct and Ethics Policy

Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (and who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
John C. (Hans) Morris(1)(2)	II	63	Director	2013	2022	2025
Erin Selleck(2)(3)(4)	II	65	Director	2021	2022	2025
Continuing Directors
Thomas Casey	III	59	CFO and Director	2021	2023	—
Allan Landon(2)(4)(5)	I	74	Director	2021	2024	—
Timothy Mayopoulos(3)(4)	I	63	Director	2016	2024	—
Patricia McCord(1)(5)	I	68	Director	2017	2024	—
Scott Sanborn	III	52	CEO and Director	2016	2023	—
Michael Zeisser(1)(5)	III	57	Director	2019	2023	—

(1)Member of the Nominating and Corporate Governance Committee
(2)Member of the Credit Risk and Finance Committee
(3)Member of the Operational Risk Committee
(4)Member of the Audit Committee
(5)Member of the Compensation Committee

Note that under Proposal Four of this Proxy Statement, we are proposing to amend our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders.

Further, note that Susan Athey recently decided to not stand for re-election to the Board and therefore her Board service will end when her existing term expires at the Annual Meeting.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Nominees for Director

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris is the managing partner of Nyca Partners, a venture capital company focused on fintech established in 2014. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, Inc., a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of Payoneer Global, Inc., AvidXchange Holdings, Inc. and several privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Erin Selleck joined our Board in February 2021. Prior to her retirement in 2014, Ms. Selleck served as Senior Executive Vice President and Treasurer for MUFG Union Bank, a key subsidiary of Japan’s Mitsubishi UFJ Financial Group (MUFG), one of the world’s largest financial organizations. Her accomplishments at Union Bank include successfully guiding the bank through the 2008 financial crisis, growing the bank’s balance sheet, and navigating an increasingly challenging economic and regulatory environment in the banking industry. Before joining MUFG Union Bank, Ms. Selleck served as Vice President and Manager in Corporate Treasury at Bank of America. Ms. Selleck served on the board of Broadway Financial Corp/Broadway Federal Bank from 2015 until March 2021. Ms. Selleck holds a B.A. in Sociology and an M.B.A. from University of California at Berkeley. Ms. Selleck was chosen to serve on our Board because of her extensive experience in the banking and financial services industry.

Continuing Directors

Thomas Casey has served as our Chief Financial Officer since September 2016 and joined our Board in February 2021. Mr. Casey was previously the Executive Vice President and Chief Financial Officer at Acelity L.P. Inc., a medical device company, from November 2014 to August 2016 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was Executive Vice President and Chief Financial Officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc., Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance. Mr. Casey holds a B.S. degree in accounting from King’s College in Wilkes-Barre, PA. Mr. Casey was chosen as a member of our Board because of the perspective he brings as Chief Financial Officer and his experience with and knowledge of our Company and the banking industry.

Allan Landon joined our Board in February 2021. Since June 2011, Mr. Landon has served as Assistant Dean and Adjunct Professor at David Eccles School of Business, University of Utah. His teachings cover business leadership and banking courses and help develop experiential learning programs. He also directs the Utah Center for Financial Services. From July 2011 to July 2018, Mr. Landon was Operating Partner at Community BanCapital and CBC Management GP, an Investment Management company. From 2004 to 2010, Mr. Landon served as Chairman and Chief Executive Officer of Bank of Hawaii. Before joining Bank of Hawaii, Mr. Landon was the Chief Financial Officer of First American Bank. Earlier Mr. Landon was a partner with Ernst & Young, serving public and privately-owned community, regional banks and other financial institutions. Mr. Landon is a member of the Boards of Directors of Whistic, Inc. and Electronic Caregiver, Inc., and, from September 2014 to June 2021, served on the Board of Directors of State Farm Mutual Automobile Insurance. Mr. Landon holds a B.S. from Iowa State University. Mr. Landon was chosen to serve on our Board because of his extensive experience in the banking and financial services industry.

Timothy J. Mayopoulos joined our Board in August 2016. Since January 2019, Mr. Mayopoulos has been President of Blend Labs, Inc., a publicly traded enterprise software company making consumer lending simpler, faster and safer. From 2012 to 2018, Mr. Mayopoulos served as President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc., Science Applications International Corporation (SAIC) and Valon Technologies, Inc. He is a graduate of Cornell University

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sectors.

Patricia McCord joined our Board in December 2017. Since January 2013, Ms. McCord has served as the Principal of Patty McCord Consulting, which advises companies and CEOs on culture and leadership. Ms. McCord served as Chief Talent Officer of Netflix, Inc. from 1998 to 2012. Prior to Netflix, Ms. McCord was Human Resources Director at Pure Atria from 1994 through 1997 where she managed all human resources functions and directed all management development programs. Ms. McCord was a Human Resources Manager at Borland from 1992 through 1994 and Diversity Programs Manager at Sun Microsystems from 1988 through 1992. Ms. McCord was chosen to serve on our Board because of her extensive human resources and development programs experience.

Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to a publicly traded company and industry leader. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his experience with and knowledge of our Company and the fintech industry.

Michael Zeisser has been a member of our Board since September 2019. Mr. Zeisser currently serves as the Managing Partner of FMZ Ventures, a growth equity investment fund focused on experienced economy and marketplace ecosystems. From 2013 to April 2018, Mr. Zeisser served in a number of capacities for the Alibaba Group, most recently as Chairman, U.S. Investments where he led Alibaba’s strategic investments outside of Asia. From 2003 to 2013, Mr. Zeisser served as Senior Vice President of Liberty Interactive Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media, Mr. Zeisser was a partner at McKinsey & Company. Mr. Zeisser also serves on the board of directors of Global Technology Acquisition Corp. I and several privately held companies. Previously, Mr. Zeisser served on the board of directors of Shutterfly, Trip Advisor, IAC, TIME Inc. and XO Group. Mr. Zeisser graduated from the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser was chosen to serve on our Board because of his extensive experience in corporate development, strategy and consumer marketplaces.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity characteristics (including gender, race and ethnic background) and the skills set forth in the director skills matrix on page 17.

Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including personal characteristics such as ethnicity and gender, as well as diversity in the perspective, experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Nominating and Corporate Governance Committee is currently continuing its search for director candidates that bring diversity to the Board and remains committed to recommending the appointment of an ethnically diverse director in 2022.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our Amended and Restated Bylaws (the “Bylaws”). Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholders otherwise may recommend persons for the Board to consider for nomination. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices no later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation

Our non-employee director compensation program is described below. Further, each member of our Board also concurrently serves as a director of our banking subsidiary, LendingClub Bank, for which they do not receive any additional compensation. In 2021, members of our Board held 81 meetings (between Company and LendingClub Bank meetings of the board or committees of the board). This represents a substantial increase from 2020, during which members of our Board held 37 meetings (between Company meetings of the board or committees of the board). In addition, from time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, and Mr. Casey, our Chief Financial Officer, receive no additional compensation for their service as directors. Our non-employee directors do not receive perquisites.

In September 2021, the Compensation Committee commissioned a study from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to evaluate our non-employee director compensation program. Based on the study and in recognition of the significantly increased workload for our Board members after becoming a banking institution and serving concurrently on the board of our banking subsidiary, LendingClub Bank, the Compensation Committee recommended and our Board approved the following changes to our non-employee director compensation program and stock ownership guidelines (as changed, the “Revised Director Compensation Program”).

Component	Prior to September 2021	As of September 2021
Equity – Onboarding RSU Award	$250,000 vesting over four years. $1,000 of the award vesting immediately, 1/4th vesting after 1 year and 1/16th each quarter thereafter.	$200,000, prorated for expected service on Board between service commencement date and the one-year anniversary of the last annual meeting. $1,000 of the award vesting immediately, and the remainder vests on the one-year anniversary of prior annual meeting.
Equity – Annual RSU Award	$150,000 vesting quarterly over 1 year	$200,000 vesting quarterly over 1 year
Equity Eligibility	Cannot received both onboarding RSU Award and Annual RSU Award in same calendar year	Can receive both Onboarding RSU Award and Annual RSU Award in the same calendar year, with the Onboarding RSU Award subject to proration
Equity Methodology	Use 30-day trailing stock price	Grant date stock price
Cash	See table below	No changes
Stock Ownership Guidelines	$300,000	$400,000

Equity Compensation – Post Adoption of Revised Director Compensation Program

Under our non-employee director compensation program in effect prior to September 2021 (the “Prior Director Compensation Program”), a director who onboarded in December would receive $400,000 in equity awards within a 12-month period ($250,000 onboarding award and $150,000 annual award) but a director who onboarded in January would instead receive $250,000 in equity awards within a 12-month period ($250,000 onboarding, and not eligible for annual award). Our Compensation Committee and Board desired to address this asymmetry by not rewarding or penalizing non-employee directors for the particular day or month they joined our Board. Accordingly, after the adoption of our Revised Director Compensation Program, each new non-employee member of our Board receives an equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $200,000 multiplied by a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of our most recently completed annual meeting of stockholders and the date the non-employee director becomes a member of our Board, and the denominator of which is 365 (the “Revised Initial Director Award”). To satisfy stock ownership requirements set forth by the federal banking regulations, the Revised Initial Director Award shall have a grant date fair value equal to at least $1,000 and $1,000 of the Revised Initial Director Award will vest immediately. The remainder of the Revised Initial Director Award, if any, will vest on the one-year anniversary of our most recently completed annual meeting of stockholders. For example, under our Revised Director Compensation Program a non-employee director that joins our Board mid-way through the one-year anniversary of our most recently completed annual meeting of stockholders would receive a Revised Initial Director Award having a grant date fair value equal to $100,000 with $1,000 vesting immediately and the remainder vesting on the one-year anniversary of our most recently completed annual meeting of stockholders.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $200,000 that vests quarterly over one year (the “Annual Director Award”).

Equity Compensation – Supplemental Equity Award

In connection with the adoption of our Revised Director Compensation program, each continuing non-employee director was granted a one-time RSU award with a grant date fair value equal to $50,000 that vests on the one-year anniversary of our 2021 annual meeting of stockholders. This supplemental award was granted to align actual 2021 non-employee director compensation to the Revised Director Compensation Program, which included an increase of $50,000 in the size of the annual non-employee director RSU award. The Compensation Committee and Board believed that this alignment and the resulting grant of the supplemental RSU awards (i.e., effectively making the increase in annual non-employee director RSU awards begin as of the date of 2021 annual meeting of stockholders) was appropriate given the substantial increase in total meetings and workload began leading into and has continued since the Radius acquisition in early Q1 2021.

Equity Compensation - Operational Changes

Non-employee directors are now eligible to receive an Annual Director Award even if they received a Revised Initial Director Award in the same calendar year. However, as noted above, the Revised Initial Director Award will be prorated based on the number of days between the date of our most recently completed annual meeting of stockholders and the date the non-employee director joins our Board.

Additionally, for RSU awards granted to non-employee directors in 2021 and prior to the adoption of the Revised Director Compensation Program, the number of RSUs granted was determined by dividing the intended target value of the equity award by our trailing 30-day average stock price as of the date of grant. This methodology can lead to a discrepancy in the intended value of an RSU award and the disclosable accounting grant date value. To alleviate this discrepancy for non-employee directors, the Revised Director Compensation Program provides that the number of RSUs granted to non-employee directors is determined by dividing the intended target value of the equity award by our stock price on the date of grant.

Cash Compensation

Each non-employee director receives the applicable annual cash retainers listed below based on their board and committee service. Committee chairpersons do not receive the committee member retainer in addition to the chairperson retainer. Our non-executive Board chairperson does receive both the cash retainer as a non-employee director and the cash retainer as non-executive Board chairperson. The Revised Director Compensation Program did not change the cash compensation component of our non-employee director compensation program.

Board and Committee Service	2021 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairperson	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

Cash retainers are generally paid semi-annually after services are rendered instead of paid in advance. Specifically, non-employee directors typically receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Stock Ownership Guidelines

Our director stock ownership guidelines provide that each non-employee director should hold an equity stake (shares and/or RSU awards) in our Company equal to at least $400,000 in value, or ten times the current base cash retainer for non-employee director service, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.

All of our non-employee director nominees and non-employee continuing directors are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Acceleration Benefit for Mr. Ciporin and Mr. Denman

In connection with our acquisition of Radius, three of our non-employee directors resigned from our Board. Messrs. Ciporin and Denman resigned effective as of the closing date of the Radius acquisition, February 1, 2021. Mr. Williams resigned as of the date of our 2021 annual meeting of stockholders. In connection with the resignations effective February 1, 2021, the Board determined to accelerate the portion of the RSU awards then held by each of Messrs. Ciporin and Denman that would have otherwise vested during February 2021. This resulted in the acceleration of 6,488 RSUs for Mr. Ciporin and 7,206 RSUs for Mr. Denman.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
2021 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2021 to each of our non-employee directors who served during 2021. Mr. Sanborn and Mr. Casey received no compensation for their 2021 service on our Board because they are employee directors.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	Total ($)
Susan Athey	58,208	—	225,914	284,122
Daniel Ciporin(4)	5,458	—	73,963	79,421
Kenneth Denman(4)	5,042	—	82,148	87,190
Timothy Mayopoulos	69,375	—	225,914	295,289
Patricia McCord	53,000	—	225,914	278,914
John C. (Hans) Morris	87,500	—	225,914	313,414
Simon Williams(5)	—	—	—	—
Michael Zeisser	61,708	—	225,914	287,622
Allan Landon(6)	70,083	—	304,183	374,266
Erin Selleck(6)	62,792	—	304,183	366,975
Adrienne Harris(7)	7,609	—	358,739	366,348

(1)Reflects amounts paid in 2021.
(2)With respect to all directors, other than Messrs. Ciporin and Denman, amounts reflect the aggregate grant date fair value of the RSUs granted in 2021, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.
(3)With respect to Messrs. Ciporin and Denman, amounts reflect the fair value of the RSU acceleration benefit provided to each of Messrs. Ciporin and Denman, respectively, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.
(4)Messrs. Ciporin and Denman resigned from the Board effective February 1, 2021.
(5)Mr. Williams resigned from the Board effective June 1, 2021.
(6)Mr. Landon and Ms. Selleck were appointed to the Board effective February 1, 2021. $254,181 of the stock awards granted to each of Mr. Landon and Ms. Selleck in 2021 represent an onboarding RSU award granted on February 1, 2021 under our Prior Non-Employee Director Compensation Policy and that vests over a 4-year period with the first vesting date on February 1, 2022.
(7)Ms. Harris was appointed to the Board effective July 15, 2021. Ms. Harris resigned from the Board effective September 12, 2021 in connection with her nomination to serve as superintendent of the New York State Department of Financial Services. As a result of her resignation, Ms. Harris forfeited all but $1,000 of the RSUs granted to her.

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2022 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Options and RSUs Held

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2021 by each individual who served as a non-employee director during 2021:

	As of December 31, 2021
Director	Total Options Held	Total RSUs Held
Susan Athey	—	7,242
Daniel Ciporin(1)	—	—
Kenneth Denman(1)	—	—
Timothy Mayopoulos	—	7,242
Patricia McCord	—	7,242
John C. (Hans) Morris	252,758	7,242
Simon Williams(2)	64,000	—
Michael Zeisser	—	14,683
Allan Landon	—	24,300
Erin Selleck	—	24,300
Adrienne Harris(3)	—	—

(1)    Messers. Ciporin and Denman each resigned from the Board and all Committees of the Board effective February 1, 2021.
(2)    Mr. Williams resigned from the Board and all Committees of the Board effective June 1, 2021.
(3)    Ms. Harris resigned from the Board and all Committees of the Board effective September 12, 2021.

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2022 PROXY STATEMENT | EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our current executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	52	Chief Executive Officer
Thomas Casey	59	Chief Financial Officer
Annie Armstrong	44	Chief Risk Officer
Valerie Kay	55	Chief Capital Officer
Ronnie Momen	54	Chief Consumer Banking Officer
Brandon Pace	49	Chief Administrative Officer and Corporate Secretary

For biographical information regarding Mr. Sanborn and Mr. Casey, please refer to the section titled “Information Regarding Our Directors” above.

Annie Armstrong has served as our Chief Risk Officer since March 2020. From September 2018 to March 2020, Ms. Armstrong served as Global Head of Financial Risk at Uber Technologies, Inc. From October 2007 to September 2018, Ms. Armstrong served in various capacities at KPMG, including as Partner, FinTech Practice Leader from September 2015 to September 2018. Ms. Armstrong holds a B.S. degree in Integrated Science and Technology from James Madison University.

Valerie Kay has served as our Chief Capital Officer since July 2018. Ms. Kay previously served as Senior Vice President of our Investor Group from September 2016 to June 2018. From 1996 to August 2016, Ms. Kay served in various positions at Morgan Stanley, including the last 12 years as a Managing Director in Global Capital Markets. Ms. Kay holds a B.A. in economics from Vassar College.

Ronnie Momen has served as our Chief Consumer Banking Officer since November 2020. From July 2018 to November 2020, Mr. Momen served as our Chief Lending Officer. From September 2017 to March 2018, Mr. Momen served as Chief Credit Officer of GreenSky, Inc. From November 2015 to September 2017, Mr. Momen served as Executive Vice President, Head of Credit Risk, Consumer Credit Solutions at Wells Fargo & Company. From 1998 to September 2015, Mr. Momen served in various positions at HSBC Holdings, including the last three years as Executive Vice President, Americas Head of Risk for Retail Banking & Wealth Management. Mr. Momen holds a B.A. in engineering and management science from the University of Cambridge.

Brandon Pace has served as our Chief Administrative Officer and Corporate Secretary since November 2020. From March 2019 to November 2020, Mr. Pace served as our General Counsel and Corporate Secretary. Mr. Pace previously served as our Interim General Counsel from December 2018 to February 2019 and Senior Vice President of Legal from December 2016 to November 2018. From April 2010 to December 2016, Mr. Pace served in various legal positions at eBay, Inc., which for many years owned what is now PayPal Holdings, Inc., most recently as Vice President, Deputy General Counsel. Prior to joining eBay, Inc., Mr. Pace spent years in private practice at a number of international law firms representing technology companies. Mr. Pace holds a B.A. in history from Brigham Young University and a J.D. from George Washington University.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2021 for our named executive officers (“NEOs”), who were the following executive officers during 2021:
•Scott Sanborn, our Chief Executive Officer;
•Thomas Casey, our Chief Financial Officer;
•Valerie Kay, our Chief Capital Officer;
•Ronnie Momen, our Chief Consumer Banking Officer; and
•Brandon Pace, our Chief Administrative Officer and Corporate Secretary.

The compensation provided to our NEOs for 2021 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Executive Summary

LendingClub operates America’s leading digital marketplace bank. As a digitally native, vertically integrated, customer-focused company, and one of a small number of fintech companies with a national bank charter, we are uniquely positioned to create a next generation of financial products and services to improve our members’ financial health. We do this by bringing together the best of both worlds – fintech and banking – leveraging data and technology to increase consumer access to credit, lower their borrowing costs, and improve the return on their savings while delivering a seamless experience that focuses on fairness and simplicity.

The Company was founded in 2006 and brought a traditional credit product – the installment loan – into the digital age by leveraging technology, data science and a unique marketplace model. In doing so, we became one of the largest providers of unsecured personal loans in the United States. In February 2021, LendingClub completed the acquisition of an award-winning digital bank, Radius Bancorp, Inc., becoming a bank holding company and forming LendingClub Bank, National Association, as its wholly-owned subsidiary through which we operate the vast majority of our business. The result is a combination of complementary strengths that create an economically attractive and resilient digital marketplace bank.

LendingClub’s loan and deposit customers – our “members” – can gain access to a broader range of financial products and services designed to help them digitally optimize their lending, spending and savings. Economic volatility and the current rising costs of healthcare, housing, education and more have contributed to millions of everyday Americans having insufficient financial reserves or living paycheck to paycheck, including nearly half of those earning over $100,000 annually. They often turn to a limited set of higher cost debt solutions to bridge cashflow gaps and manage their financial lives. Our mission is to empower our members on a path to better financial health, giving them new ways to pay less on their debt and earn more on their savings. Since 2007, over 4 million individuals have become members, joining the Club to help achieve their financial goals.

To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have and retain a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2021 Stockholder Engagement & Feedback

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices from many of the governance departments of our largest institutional stockholders. Consistent with prior years, members of our management team participated in these conversations, and stockholders were also offered the opportunity to speak with a member of our Board. In the Fall of 2021, we reached out to stockholders representing, in aggregate, an estimated 45% of our then outstanding shares and held meetings with those that requested a discussion. Some stockholders declined our invitation for a discussion citing a lack of questions or concerns. In addition to our Fall 2021 stockholder outreach, we maintain ongoing dialogue with many of our stockholders through our investor relations program. In total, during 2021 we had conversations with stockholders holding, in aggregate, an estimated 28% of our outstanding shares.

Overall, the stockholders we engaged with expressed support for our strategy, compensation and governance practices, including efforts to declassify the Board and the timeline for soliciting approval to remove the supermajority voting requirement to amend our governing documents. In particular, stockholders appreciated the inherent social good of the Company’s business model and the evolution of our compensation programs and practices, including the adjustments we have made to our PBRSU program over the past few years. Further, stockholders appreciated the transformational impact of the Radius acquisition and recognized the importance of ensuring the Company recruits and retains the human capital necessary to execute and advance its strategy.

Our Board has undertaken a number of changes or measures to be responsive to feedback regarding our governance and compensation practices each year since 2017. Below is a brief summary of what we have done.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Response to Stockholder Feedback on PBRSU Design

In 2019, we engaged in a robust stockholder outreach effort and, in response to stockholder feedback, extensively revised our PBRSU program in 2020. Despite the overwhelmingly positive say-on-pay vote outcomes in 2020 and 2021, we continue to solicit and engage in discussions with our stockholders. Although the feedback since 2020 has been substantially more limited (reflecting the positive reception to the changes in 2020), the Board has continued to enhance our executive compensation and governance practices. Below is a summary of the enhancements made to the PBRSU program since 2020. The program was and continues to be a focus area for our stockholders and feedback on the current structure of the program from stockholders has been overwhelming positive. We closely monitor and evaluate the structure of our PBRSU program and will continue doing so as the Company and the fintech industry matures and evolves.

Executive Compensation Aligned with Corporate Results

We believe that our compensation approach supports our objective of focusing on performance-based compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2021 executive compensation program.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2021 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on financial services industry and the size and complexity of our business, and represent the only element of our compensation program that is not performance-based
Target Annual Cash Bonus	Cash	Cash bonuses reward our executive officers for achieving pre-defined annual financial and operational goals that support our long-term business strategy	Net revenue, GAAP consolidated net income/loss and loan originations, with no payouts if threshold performance not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests and promotes retention	Stock price performance over a three-year vesting period
	PBRSUs	Long-term performance-based equity aligns compensation with stockholder returns	PBRSUs earned only if relative TSR thresholds are met over a three-year performance period, with target performance at the 55th percentile

Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards performance-based compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. The below graphic shows the composition of our CEO’s target compensation in 2021, with equity awards valued in accordance with FASB ASC Topic 718; and the percent that is considered performance-based, demonstrating strong alignment in our compensation structure between pay and performance.
Compensation Philosophy and Principles

To successfully execute on our strategy and continue our mission to improve the financial health of millions of Americans, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to build new products, engage our members, and manage and grow our business. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. Because we operate in a highly competitive market for talent, our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant. FW Cook has been retained by the Compensation

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Committee to assist the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company and correlate compensation to stockholder returns over the longer term. To that end, we believe that competitive compensation packages should include a combination of base salaries, annual cash bonus opportunities and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:
•recruit and retain an exceptional executive team;
•incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;
•utilize compensation elements that are directly linked to achievement of corporate objectives, stockholder returns and individual performance; and
•align the interests of our executives with those of our other stockholders.

Compensation-Setting Process

Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with the Committee’s independent compensation consultant, our Chief People Officer and our legal department to gather data on competitive market practices and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. During 2021, our Compensation Committee held 6 meetings and acted by unanimous written consent 7 times.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk, supporting retention and aligning our compensation with the creation of long-term value for our stockholders. During 2021, our Compensation Committee:
•was comprised solely of independent directors under the NYSE listing standards;
•conducted an annual review and approved our compensation strategy; and
•retained discretion on annual bonus payouts and certain other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. During 2021, FW Cook provided the following services:
•advised on our non-employee director compensation policies and market practices among publicly-traded companies; and
•advised on our executive compensation policies and market practices among publicly-traded companies.

FW Cook did not provide any services to us other than the services described above. In December 2021, the Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Use of Comparative Market Data

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In early Fall 2020, our Compensation Committee selected our current compensation peer group. Although locating comparable companies in size, scope and ambition has been challenging given our unique strategy and business model, the Compensation Committee decided to focus its selection among companies in the banking, financial and technology sectors. The Compensation Committee considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States, because compensation practices vary widely internationally. Further, the Compensation Committee considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with significant operations in the San Francisco Bay Area to reflect local conditions and demand for talent. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our business model, organizational complexities and operating history.

When reviewing and updating the peer group in 2020, the Compensation Committee decided in particular to add a number of companies in the banking industry to better reflect our business after the then pending acquisition of Radius. Accordingly, the allocation of banks within our peer group increased from 4 companies, or 25% of the peer group, to 8 companies, or 50% of the peer group. The Compensation Committee continued to include companies in the finance non-bank and technology industries to better reflect the scope of our business model and the breadth of companies with whom we compete with for talent.

Finally, when selecting our peer group, the Compensation Committee factored market capitalization and financial profile into the selection process in response to stockholder feedback provided during our 2019 stockholder outreach effort.

Based on this assessment, in 2020, our Compensation Committee decided to use the following peer group of companies, which was intended to reflect our position at the intersection of traditional banks, finance non-banks and technology companies:

A10 Networks, Inc.	Meta Financial Group, Inc.
Avaya Holdings Corp.	MobileIron, Inc.
Axos Financial, Inc.	Pacific Mercantile Banccorp
Banc of California, Inc.	Pacific Premier Bancorp, Inc.
Blucora, Inc.	PRA Group, Inc.
Enova International, Inc.	The Bancorp, Inc.
Green Dot Corporation	TriCo Bancshares
Hope Bancorp, Inc.	TriState Capital Holdings, Inc.

    Since our Compensation Committee selected our current compensation peer group, we completed our acquisition of Radius which resulted in the Company becoming a bank holding company operating a national bank. The acquisition transformed our business and financial performance. Further, since our acquisition of Radius, a number of other fintech companies have become publicly traded thereby increasing the pool of potential relevant companies for inclusion in our compensation peer group. Our Compensation Committee is committed to conducting periodic reviews of our peer group, typically once every other year, and expects to conduct a full review of our peer group later in 2022.

The Compensation Committee seeks to compensate our executive officers at a level that would allow us to successfully retain the best possible talent to manage and grow our business and drive productivity and efficiency. In setting executive compensation the Compensation Committee periodically assesses how compensation for our executive officers compares against those of our peer group. Our weighting of cash and equity, including our allocation towards equity and between RSUs and PBRSUs, has been shared with and supported by our stockholders.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization. The Compensation Committee believes that the level of target compensation provided to our NEOs was appropriate to attract and retain the exceptional talent required to lead the Company, especially as a regulated banking institution and in the highly competitive San Francisco Bay Area labor market.

Role of Stockholder Advisory Vote on Executive Compensation

    At our 2021 annual meeting of stockholders, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 94% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say-on-pay proposal. In addition, as discussed in the section entitled “2021 Stockholder Engagement & Feedback” above on page 29, in 2021 we solicited feedback from several significant stockholders to understand their perspectives on our current executive compensation program. Our Compensation Committee is appreciative of the 2021 say-on-pay vote outcome, and considered the result and the feedback from stockholders in evolving our executive compensation program in 2022. The Compensation Committee will consider the outcome of future say-on-pay votes as we evolve our executive compensation philosophy, objectives and design.

Executive Compensation Elements

Elements of Executive Compensation. Our 2021 NEO compensation packages include:
•base salary;
•annual cash bonus opportunity; and
•equity-based compensation in the form of RSUs and PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on stockholder return and both Company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing value over the long term.

Base Salary. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be weighted towards long-term equity compensation, we recognize the need to broadly align salaries with our peers and the companies we compete with for talent. As we have grown and recruited new executive officers for key roles, we have made competitive adjustments. We believe that the base salaries we offer are appropriate for a publicly traded company based in the San Francisco Bay Area and given the sophistication and complexity of our business.

Name	2021 Annualized Base Salary(1)
Scott Sanborn	$500,000
Thomas Casey	$425,000
Valerie Kay	$350,000
Ronnie Momen	$425,000
Brandon Pace	$350,000
(1)    As of December 31, 2021.

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. In 2021, Mr. Momen received increases totaling $60,000 to his base salary, which reflect his performance, expanding responsibilities and market conditions.

Annual Cash Bonuses. We typically use cash bonuses to reward our executive officers, including NEOs, for achievement of our annual financial and operational goals. Historically we utilized the performance metrics disclosed in the Company’s publicly announced financial guidance and set target performance at the high end of the guidance. In 2020, given the circumstances resulting from COVID-19 and the shifting Company priorities as a result, our Compensation Committee approved a bespoke corporate bonus program consisting of both qualitative and quantitative metrics. In 2021,

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our Compensation Committee returned to our previous formulation of the annual bonus program by utilizing the performance metrics disclosed in the Company’s publicly announced financial guidance for 2021, and set target performance at the high end of the guidance.

The funding of the Company wide annual bonus program is based on the achievement of performance metrics, with the Compensation Committee retaining discretion to adjust total funding either above or below the otherwise pre-established funding curve. Actual NEO bonuses reflect funding of the annual bonus program, and any discretionary modification by our Compensation Committee based on individual achievement during the year.

Quantitative Metrics. In 2021, our Compensation Committee selected net revenue, GAAP consolidated net income/(loss) and loan originations as the three quantitative measures used to determine the funding of the annual bonus program for 2021, which reflect the three metrics that the Company issued financial guidance for in 2021. Target levels of performance for each metric were set at the high end of the Company’s publicly announced guidance and therefore required strong in-year performance and significant year-over-year increases.

Our Compensation Committee believed that the achievement of the performance metrics would require excellent leadership, effective management and a clear focus on driving and achieving results while integrating the Radius business. The following table details the quantitative metrics in the 2021 annual cash bonus program, as well as actual achievement. Establishing target performance for the 2021 annual cash bonus program was unusually challenging given that we had then just closed the Radius acquisition and were therefore in the process of integrating the Radius business and establishing the financial trajectory of the combined business. Although actual achievement was well in excess of maximum performance, the Committee did not exercise any discretion in funding the 2021 annual cash bonus program, and therefore the program was funded at 125% of target.

2021 Annual Cash Bonus Program - Achievement Table(1)
Measure / Weighting(2)	Threshold Performance	Satisfactory Performance	Target Performance	Above Target Performance	Maximum Performance	Actual Achievement
Net Revenue (48.75%)	$366 million	$390.4 million	$488 million	$536.8 million	$585.6 million	$818.6 million
GAAP Consolidated Net Income/(Loss) (26.25%)	$(238) million	$(210) million	$(175) million	$(157.5) million	$(138.25) million	$18.6 million
Loan Originations (25%)	$4.73 billion	$5.04 billion	$6.3 billion	$6.93 billion	$7.56 billion	$10.38 billion
Funding Percentage	50%	80%	100%	110%	125%	125%
(1)    Straight-line interpolation for achievement between: (i) threshold performance and satisfactory performance, (ii) satisfactory performance and target performance, (iii) target performance and above target performance, and (iv) above target performance and maximum performance. The program is not funded if threshold performance is not met.
(2)    Performance of each metric is calculated individually, then combined to arrive at a blended performance. Such blended performance is then plotted against the payout curve to determine the payout.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities and each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. The Compensation Committee ultimately determines the individual performance for all NEOs. The impact of individual performance on an individual NEO’s bonus amount can modify the amount otherwise payable based on actual corporate achievement. The maximum upward discretionary adjustment is 50% for a total of 150% of the target amount; however, there is no limitation on the downward discretionary adjustment (i.e., the Compensation Committee retains the discretion to pay an individual NEO zero bonus regardless of corporate achievement).

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For 2021, the NEOs showed strong leadership in executing the Radius acquisition, integrating the Radius business, transitioning to a bank holding company operating a national bank, resuming growth, navigating challenges resulting from COVID-19 and positioning the business for sustained growth and profitability.

Annual Cash Bonuses for the 2021 Performance Period

The Compensation Committee determined that actual achievement against the pre-determined goals set forth in the 2021 annual cash bonus program and described above was well in excess of maximum performance, but did not exercise any discretion in funding the 2021 annual cash bonus program and therefore the program was funded at 125% of target

Based on performance against the pre-defined financial metrics described above and in recognition of their significant individual contributions in furthering the Company’s performance and strategy, all of our NEOs received a payment under the annual incentive plan at the actual corporate funding level of 125% (i.e., the Compensation Committee did not apply any discretion (upwards or downwards) on the individual bonus payments to our NEOs based on their individual performance).

The following table sets forth the 2021 annual cash bonuses paid in the first quarter of 2022 to each of our NEOs:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	125	625,007
Thomas Casey	425,005	75	318,754	125	398,443
Valerie Kay	350,005	75	262,504	125	328,130
Ronnie Momen	395,005	75	296,254	125	370,318
Brandon Pace	350,005	65	227,503	125	284,380

The Compensation Committee reviews bonus targets under the annual cash bonus program on an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors.

Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. This approach aligns our executive team’s contributions with our stockholders’ long-term interests, attracts executives of the highest caliber and retains them for the long term. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

2021 Equity Awards

Restricted Stock Units

Based on guidance from our internal research and FW Cook with respect to the practices of our peer group, and the recommendations of Mr. Sanborn (who did not participate in discussions regarding his own equity compensation), on the individual performance of each of the NEOs, the Compensation Committee granted equity awards as part of our Company-wide annual equity program, in the form of RSUs and PBRSUs (discussed in more detail below), to each of our NEOs.

On March 9, 2021, the Compensation Committee granted 141,096 RSUs to Mr. Sanborn, 146,322 RSUs to Mr. Casey, 65,845 RSUs to Ms. Kay, 117,057 RSUs to Mr. Momen and 73,161 RSUs to Mr. Pace. The RSUs vest over three years, with 1/12th of the RSUs vesting on May 25, 2021, and an additional 1/12th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date.

Performance-Based Restricted Stock Units

On March 21, 2021, the Compensation Committee granted 172,450 target PBRSUs to Mr. Sanborn, 62,710 target PBRSUs to Mr. Casey, 28,220 target PBRSUs to Ms. Kay, 50,168 target PBRSUs to Mr. Momen and 31,355 target PBRSUs to Mr. Pace. These awards were structured so that the PBRSUs would become earned only to the extent that certain

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pre-established performance targets were met over the performance period. The performance target for the 2021 PBRSUs was relative TSR, and the performance period is January 1, 2021 to December 31, 2023. TSR is defined as stock price performance measured using a 20-day trailing volume weighted average price. The Compensation Committee established performance targets for the 2021 award of PBRSUs based on our TSR relative to the TSR of the companies composing the KBW stock market index.

If the performance targets are met at the end of the performance period, any earned PBRSUs will immediately vest. Any unearned PBRSUs will be forfeited.

Pricing of 2021 Equity Awards

For 2021, our Compensation Committee intended that 55% of the target value of equity awards granted to our CEO and 30% of the target value of equity awards granted to our other NEOs be in the form of PBRSUs. The remainder was intended to be in the form of RSUs.

As noted above, on March 9, 2021, the Compensation Committee granted RSUs to the NEOs as part of the Company’s broad-based 2021 equity refresh program to reward individual performance and promote retention (the “Refresh Program”). Many employees across the Company receive an RSU award under the Refresh Program. Target size for equity awards granted across the Company in 2021, including under the Refresh Program, was generally reduced by 25% compared to 2020, with a corresponding reduction of the vesting period to three years as compared to the four-year vesting period for the 2020 equity awards. Further, in 2021, the number of RSUs granted to individuals under the Refresh Program was determined by dividing the intended target value of the equity award by our trailing 30-day average stock price as of the date of grant. Accordingly, for awards granted on March 9, 2021 under the Refresh Program, the applicable trailing 30-day average stock price was $11.96.

With respect to PBRSUs, although we historically granted PBRSUs at the same time as RSUs, we delayed the approval of the 2021 PBRSUs in order to provide the Compensation Committee additional time to thoughtfully consider the structure of the 2021 PBRSU program in light of the then recently completed acquisition of Radius and the transformative but not yet then fully quantified effect of the transaction on our business. In March 2021, our Compensation Committee determined that an entirely TSR based performance metric would be appropriate for the 2021 PBRSUs, as TSR based awards alleviate the requirement to select and forecast a Company business metric and would be responsive to stockholder feedback regarding a preference for increased allocation of TSR based awards within our PBRSU program. When the 2021 PBRSUs were granted on March 21, 2021, the Compensation Committee further determined that it was appropriate and consistent with historical and intended practice to utilize the same 30-day trailing average stock price used in the Refresh Program for purposes of converting intended PBRSU values to target PBRSU shares.

The utilization of a 30-day trailing stock price of $11.96 instead of the accounting cost per unit as of the date of grant, resulted in a significant difference between the intended value of the PBRSU awards granted to our NEOs and the accounting cost of those awards. With respect to 2022 equity awards, the Compensation Committee largely mitigated this issue by resuming its historical practice of granting both the 2022 RSUs and PBRSUs on the same date.

The below table highlights the impact of accounting calculations on the equity awards granted to our CEO in 2021 and also demonstrates the effectiveness of measures the Compensation Committee utilized in 2022 to: (i) align the intended value and the accounting grant date value of the equity awards and (ii) materially reduce the accounting grant date value of equity awards granted to our CEO in 2022 as compared to 2020 and 2021. The Compensation Committee expects to continue its typical practice of granting RSUs and PBRSUs on the same date going forward.

CEO Equity Awards
Year	Intended Target Value ($)	Accounting Grant Date Value ($)	Difference ($)
2020	5,000,000	5,123,439	123,439
2021	3,750,000	5,805,143	2,055,143
2022	3,750,000	3,472,723	(277,277)

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Achievement of Adjusted EBITDA Portion of 2020 PBRSU Awards

The PBRSUs granted in 2020 to our NEOs consisted of a relative TSR based portion (35%) and an Adjusted EBITDA based portion (65%). The performance period for the Adjusted EBITDA based portion ended on December 31, 2021, and accordingly in Q1 2022 our Compensation Committee evaluated the performance of this portion of the 2020 PBRSU awards and determined that 125% of the target number of Adjusted EBITDA based 2020 PBRSUs were earned. These earned PBRSUs are now subject to time-based vesting, with 25% vesting on May 25, 2022 and an additional 25% vesting each quarter thereafter.

The performance period for the TSR based portion of the 2020 PBRSUs has not yet completed and therefore that portion of the award remains outstanding but currently unearned.

Achievement Table for Adjusted EBITDA Portion of 2020 PBRSU Program(1)
Measure / Weighting	Threshold Performance	Satisfactory Performance	Target Performance	Maximum Performance	Actual Performance
Adjusted EBITDA(2) Portion	$26.8 million	$67 million	$134 million	$201 million	$348.9 million
Payout Percentage	15%	75%	100%	125%	125%
(1)    Straight-line interpolation for achievement between: (i) threshold performance and satisfactory performance, (ii) satisfactory performance and target performance, and (iii) target performance and maximum performance. The entire Adjusted EBITDA based portion of the award is forfeited if the level of performance is below threshold performance.
(2)    With respect to the 2020 PBRSU awards, “Adjusted EBITDA” means the Company’s net income (loss), as adjusted to exclude certain items that are either non-recurring, do not contribute directly to management's evaluation of its operating results, or non-cash items including: (1) cost structure simplification expense, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses, (5) other items (including certain non-legacy litigation and/or regulatory settlement expenses, restructuring charges, gains on disposal of certain assets and expenses resulting from the COVID-19 pandemic), (6) depreciation, impairment and amortization expense, (7) stock based compensation expense, (8) income tax expense (benefit), (9) the impact, if any, from the application of the Current Expected Credit Losses (CECL) accounting methodology and (10) certain one-time adjustments relating to the timing of the closing of the acquisition of Radius.

Other Compensation Information

Ronnie Momen Bonus Payment

The Compensation Committee awarded Mr. Momen a one-time cash bonus of $50,000 in Q1 2021 in connection with the completion of an overhaul of the methodology the Company uses to grade and sell personal loans. The Compensation Committee deemed that the cash bonus was warranted given Mr. Momen’s leadership role in the successful completion of the initiative and the significant benefits of the initiative to the Company strategically and financially.

Scott Sanborn 2020 Equity Awards

On August 4, 2021, the Company and Mr. Sanborn, entered into an agreement to amend his stock awards granted in 2020 to provide that: (i) the then remaining 148,453 shares subject to his 2020 RSU award shall be cash settled, and (ii) up to 3,792 shares subject to his 2020 PBRSU award shall be cash settled.

Thomas Casey Post-Service Vesting

Each of Mr. Casey’s equity awards granted since 2019, including equity awards granted to him in 2022, provide for up to an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance. In the case of PBRSUs for which his termination of service occurs during a performance period, Mr. Casey is entitled to a pro-rated portion of the earned PBRSU shares determined by adding the additional vesting credit to actual time served during the performance period, and based upon actual achievement of the underlying performance metric(s) upon completion of the performance period.

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Benefits Programs

Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes.

Employment Agreements

We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.

162(m) Tax Deductibility; 280G Excise Taxes and 409A Deferred Compensation

Section 162(m) of the Internal Revenue Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles). The American Rescue Plan Act of 2021 updated Section 162(m) of the Internal Revenue Code, effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees of the company; however this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our named executive officers and our other “covered employees” in excess of $1 million. Our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards may be non-deductible. Our Compensation Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Cuts and Jobs Act and the American Rescue Plan Act of 2021 on the Company’s executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).

We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

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Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced to align with best practices by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement.

    Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity with a value of six times base salary; the CFO should hold equity with a value of three times base salary; and all other Section 16 executives should hold equity with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. Our insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Option Repricing Policy. Although we have discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of our common stock. Although we have no intention to reprice these outstanding underwater stock options, in response to stockholder feedback to migrate our compensation and governance policies to best practices, in December 2019, we amended our stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019, we adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies to more closely align with best practices. In addition to those described above, we adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

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Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2021, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott Sanborn	2021	500,000	—	5,805,143	—	625,007	7,949	6,938,099
Chief Executive Officer	2020	400,000	—	5,000,004	—	500,000	6,920	5,906,924
	2019	500,000	—	5,123,439	—	490,000	5,000	6,118,439

Thomas Casey	2021	425,000	—	3,170,393	—	398,443	5,005	3,998,841
Chief Financial Officer	2020	354,167	100,000	3,000,009	—	318,750	6,230	3,779,156
	2019	425,000	—	3,037,033	—	312,375	7,625	3,782,033

Valerie Kay	2021	350,000	—	1,426,691	—	328,130	2,333	2,107,154
Chief Capital Officer

Ronnie Momen	2021	395,000	50,000	2,536,309	—	370,318	5,000	3,356,627
Chief Consumer Banking Officer	2020	299,792	—	1,600,008	—	234,813	5,000	2,139,613
	2019	350,000	—	1,500,006	—	222,950	5,000	2,077,956

Brandon Pace(4)	2021	350,000	—	1,585,197	—	284,380	8,294	2,227,871
Chief Administrative Officer and Corporate Secretary	2020	291,667	—	1,400,006	—	227,500	5,473	1,924,646
	2019	350,000	—	1,923,467	—	222,950	5,503	2,501,920

(1)The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2021 are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown do not reflect that the awards are vested/earned over a 3-year period and exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. For Mr. Sanborn, Mr. Casey, Ms. Kay, Mr. Momen and Mr. Pace, the amounts reported for 2021 include the grant date fair value of PBRSUs granted in March 2021, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Mr. Sanborn, Mr. Casey, Ms. Kay, Mr. Momen, and Mr. Pace is $5,289,904, $1,923,629, $865,649, $1,538,904 and $961,815, respectively. For more information regarding the 2021 equity awards, including the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2021 Equity Awards.”
(2)The amounts reported in this column represent annual cash bonuses that were earned during the specified year and paid in the following year. For more information regarding the awards for 2021, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”
(3)The amounts reported in this column for 2021 include the following:
(a)Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Messrs. Sanborn, Casey, Momen and Pace, and $2,333 for Ms. Kay;
(b)Parking benefits for Messrs. Sanborn and Casey; and
(c)Well-fitness benefits for Messrs. Sanborn, Casey and Pace, for their participation in a wellness program available to all Company employees.
(4)Mr. Pace was a named executive officer in 2019, but not 2020.

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Grants of Plan-Based Awards in 2021

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Sanborn	Cash	N/A	65,625	500,000	750,000				—	—
	RSUs	3/9/21	—	—	—				141,096	1,573,220
	PBRSUs	3/21/21	—	—	—	86,225	172,450	215,563	—	4,231,923

Thomas Casey	Cash	N/A	41,836	318,754	478,131				—	—
	RSUs	3/9/21	—	—	—				146,322	1,631,490
	PBRSUs	3/21/21	—	—	—	31,355	62,710	78,388	—	1,538,903

Valerie Kay	Cash	N/A	34,454	262,504	393,756				—	—
	RSUs	3/9/21	—	—	—				65,845	734,172
	PBRSUs	3/21/21	—	—	—	14,110	28,220	35,275	—	692,519

Ronnie Momen	Cash	N/A	38,883	296,254	444,381				—	—
	RSUs	3/9/21	—	—	—				117,057	1,305,186
	PBRSUs	3/21/21	—	—	—	25,084	50,168	62,710	—	1,231,123

Brandon Pace	Cash	N/A	29,860	227,503	341,255				—	—
	RSUs	3/9/21	—	—	—				73,161	815,745
	PBRSUs	3/21/21	—	—	—	15,678	31,355	39,194	—	769,452

(1)Awards are granted under the Annual Cash Bonus program. As disclosed in “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses” above, the non-equity incentive plan for 2021 consisted of three quantitative metrics that are individually calculated and contribute towards the total funding of the Annual Cash Bonus program. Accordingly, the threshold amount disclosed for the award assumes a minimum payout for the quantitative metric with the least weighting in the Annual Cash Bonus program and no payout for the others, which results in 13.125% of target. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in 2021 as adjusted for any in-year salary adjustments, which is used to calculate eligible wages under the Annual Cash Bonus program. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2021 period was $625,007, $398,443, $328,130, $370,318 and $284,380 for Mr. Sanborn, Mr. Casey, Ms. Kay, Mr. Momen and Mr. Pace, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”
(2)Awards are granted under the 2014 Equity Incentive Plan. The indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified threshold, target and maximum levels, respectively, of performance were achieved. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2021 Equity Awards – Performance-Based Restricted Stock Units.”
(3)The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amount reported for 2021 includes the grant date fair value of PBRSUs granted in 2021, incorporating the probability of achieving the performance conditions to which such PBRSUs are subject to. Assuming the maximum level of performance is

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES
achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Mr. Sanborn, Mr. Casey, Ms. Kay, Mr. Momen and Mr. Pace is $5,289,904, $1,923,629, $865,649, $1,538,904 and $961,815, respectively. For more information regarding the PBRSUs and RSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2021 Equity Awards.”

2021 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2021.

		Option Awards					Stock Awards
							Time-Based			Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Sanborn	10/16/2012	80,333	(3)	—	3.475	10/16/2022	—		—
	02/24/2014	270,188	(3)	—	24.95	02/24/2024	—		—
	02/26/2016	234,588	(3)	—	42.05	02/26/2026	—		—
	03/03/2016	11,899	(3)	—	47.80	03/03/2026	—		—
	02/24/2018	—		—	—		9,329	(4)	225,575
	02/24/2019	—		—	—		49,921	(5)	1,207,090
	02/26/2020	—		—	—		121,462	(6)	2,936,951
	07/06/2020	—		—	—		440,707	(7)	10,656,295
	07/06/2020	—		—	—		—		—	295,608	(8)	7,147,801
	03/09/2021	—		—	—		105,822	(9)	2,558,776
	03/21/2021	—		—	—		—		—	215,563	(10)	5,212,313

Thomas Casey	09/26/2016	207,669	(3)	—	30.55	09/26/2026	—		—	—		—
	02/24/2018	—		—	—		11,195	(4)	270,695	—		—
	02/24/2019	—		—	—		44,929	(5)	1,086,383	—		—
	02/26/2020	—		—	—		113,364	(6)	2,741,142	—
	07/06/2020	—					144,232	(7)	3,487,530	—
	07/06/2020	—					—		—	96,745	(8)	2,339,294
	03/09/2021	—					109,742	(9)	2,653,562	—		—
	03/21/2021	—					—		—	78,388	(10)	1,895,422

Valerie Kay	05/26/2018	—		—	—		14,467	(11)	349,812	—		—
	02/24/2019	—		—	—		22,465	(5)	543,204	—
	02/26/2020	—		—	—		56,682	(6)	1,370,571	—
	07/06/2020	—		—	—		72,117	(7)	1,743,789	—
	07/06/2020						—		—	48,373	(8)	1,169,659
	03/09/2021						49,384	(9)	1,194,105	—		—
	03/21/2021						—		—	35,275	(10)	852,950

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

		Option Awards				Stock Awards
						Time-Based			Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronnie Momen	08/25/2018	—	—	—		34,180	(12)	826,472	—		—
	02/24/2019	—	—	—		29,953	(5)	724,264	—
	02/26/2020	—	—	—		60,461	(6)	1,461,947	—
	07/06/2020	—	—	—		76,924	(7)	1,860,022	—
	07/06/2020	—	—	—		—		—	51,598	(8)	1,247,640
	03/09/2021	—	—	—		87,793	(9)	2,122,835	—		—
	03/21/2021	—	—	—		—		—	62,710	(10)	1,516,328

Brandon Pace	02/24/2018	—	—	—		3,173	(4)	76,723	—		—
	02/24/2019	—	—	—		28,456	(5)	688,066	—		—
	02/26/2020	—	—	—		52,904	(6)	1,279,219	—		—
	07/06/2020	—	—	—		67,309	(7)	1,627,532	—		—
	07/06/2020	—	—	—		—		—	45,148	(8)	1,091,679
	03/09/2021	—	—	—		54,871	(9)	1,326,781	—		—
	03/21/2021	—	—	—		—		—	39,194	(10)	947,711

(1)    Calculated based on the closing price of $24.18 of our common stock on December 31, 2021.
(2)    Represents PBRSUs granted in 2021 at the maximum level of performance.
(3)    Fully vested.
(4)    Becomes fully vested after four years, with 1/16th vesting on May 25, 2018, and 1/16th vesting quarterly thereafter.
(5)    Becomes fully vested after four years, with 1/16th vesting on May 25, 2019, and 1/16th vesting quarterly thereafter.
(6)    Becomes fully vested after four years, with 1/16th vesting on May 25, 2020, and 1/16th vesting quarterly thereafter.
(7)    Represents an earned portion of PBRSUs granted in 2020. Becomes fully vested after one year, with 1/4th vesting on May 25, 2021, and 1/4th vesting quarterly thereafter. For more information, see “Compensation Discussion and Analysis –Executive Compensation Elements – Equity Compensation – 2020 Equity Awards –Performance-Based Restricted Stock Units.”
(8)     Represents the outstanding but unearned portion of PBRSUs granted in 2020. For more information, see “Compensation Discussion and Analysis –Executive Compensation Elements – Equity Compensation – 2020 Equity Awards –Performance-Based Restricted Stock Units.”
(9)    Becomes fully vested after three years, with 1/12th vesting on May 25, 2021, and 1/12th vesting quarterly thereafter.
(10)    Represents the outstanding but unearned PBRSUs granted in 2021. For more information, see “Compensation Discussion and Analysis –Executive Compensation Elements – Equity Compensation – 2021 Equity Awards –Performance-Based Restricted Stock Units.”
(11)    Becomes fully vested after four years, with 1/16th vesting on August 25, 2018, and 1/16th vesting quarterly thereafter.
(12)    Becomes fully vested after four years, with 1/16th vesting on November 25, 2018, and 1/16th vesting quarterly thereafter.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES
2021 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott Sanborn(3)	77,667	1,478,784	187,156	4,122,020
Thomas Casey	—	—	179,914	4,322,239
Valerie Kay	—	—	102,052	2,396,981
Ronnie Momen	—	—	125,671	3,033,065
Brandon Pace	—	—	87,754	2,075,744

(1)     The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.
(2)     The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.
(3)    Excludes 26,991 RSUs that were cash settled for a total cash settlement amount of $905,139.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2021:
•The median of total compensation of all employees, excluding the CEO: $149,879;
•The annual total compensation of the CEO: $6,938,092; and
•The ratio of CEO total compensation to median employee total compensation: 47 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined annualized cash compensation (salary, wages and cash bonuses) in the 2021 calendar year for all employees, excluding our CEO, employed as of December 31, 2021 (“Determination Date”). On the Determination Date, our employee population consisted of 1,389 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in a product role. While the methodology we used to select the median employee remained the same as last year and there has not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2021 employee population.

To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2021. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS
Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If an NEO other than Mr. Sanborn is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other than Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEO’s base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion (or with respect to Mr. Casey, a lump sum payment of his pro-rated target bonus) and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or (other than for the CEO) our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of the notice from us; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of notice from us; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEO’s employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Mr. Casey, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS
proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in his authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a change in control) such that he, while remaining the Company’s CFO, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the CEO.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2021, in accordance with SEC rules, and is based on the closing price of $24.18 of our common stock on December 31, 2021. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	500,000	750,000
Bonus(1)	625,000	750,000
Health, dental and vision benefits	18,154	27,231
Equity acceleration(2)	—	27,004,781
Total potential severance payment	$1,143,154	$28,532,012

(1)    Represents a cash bonus payment equal to Mr. Sanborn’s actual annual cash bonus for the 2021 fiscal year outside a change in control, and 150% of Mr. Sanborn’s target annual cash bonus for the 2021 fiscal year within a change in control.
(2)    Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2021, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s 2021 PBRSU award and 2020 PBRSU Award, this includes the acceleration value of 761,501 shares, which is the target number of shares for such PBRSU awards.

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	212,500	425,000
Bonus(1)	398,443	318,750
Health, dental and vision benefits	10,694	21,388
Equity acceleration(2)	—	12,929,554
Total potential severance payment	$621,637	$13,694,692

(1)Represents a cash bonus payment equal to Mr. Casey’s actual annual cash bonus for the 2021 fiscal year outside a change in control, and 100% of Mr. Casey’s target annual cash bonus for the 2021 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2021, and, in the case of stock options, minus the exercise price). With respect to Mr. Casey’s 2021 PBRSU award and the outstanding portion of his 2020 PBRSU Award, this includes the acceleration value of 255,491 shares, which is the target number of shares for such PBRSU awards.
(3)Does not reflect the additional vesting credit that Mr. Casey may become eligible to receive on his outstanding equity awards granted in and since 2019, because not all criteria for the vesting credit benefit would have been met. If the

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
criteria were met or waived, then Mr. Casey would be eligible to vest into a maximum of 387,626 shares following the termination event on December 31, 2021.

Valerie Kay

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	328,130	262,500
Health, dental and vision benefits	13,750	27,500
Equity acceleration(2)	—	6,470,786
Total potential severance payment	$516,880	$7,110,786

(1)Represents a cash bonus payment equal to Ms. Kay’s actual annual cash bonus for the 2021 fiscal year outside a change in control, and 100% of Ms. Kay’s target annual cash bonus for the 2021 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2021). With respect to Ms. Kay’s 2021 PBRSU award and the outstanding portion of her 2020 PBRSU Award, this includes the acceleration value of 124,611 shares, which is the target number of shares for such PBRSU awards.

Ronnie Momen

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus(1)	370,318	318,750
Health, dental and vision benefits	11,227	22,455
Equity acceleration(2)	—	8,834,695
Total potential severance payment	$594,045	$9,600,900

(1)Represents a cash bonus payment equal to Mr. Momen’s actual annual cash bonus for the 2021 fiscal year outside a change in control, and 100% of Mr. Momen’s target annual cash bonus for the 2021 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2021). With respect to Mr. Momen’s 2021 PBRSU award and the outstanding portion of his 2020 PBRSU Award, this includes the acceleration value of 152,985 shares, which is the target number of shares for such PBRSU awards.

Brandon Pace

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	284,380	227,500
Health, dental and vision benefits	11,227	22,455
Equity acceleration(2)	—	6,304,306
Total potential severance payment	$470,607	$6,904,261

(1)Represents a cash bonus payment equal to Mr. Pace’s actual annual cash bonus for the 2021 fiscal year outside a change in control, and 100% of Mr. Pace’s target annual cash bonus for the 2021 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2021). With respect to Mr. Pace’s 2021 PBRSU award and the outstanding portion of his 2020 PBRSU Award, this includes the acceleration value of 121,320 shares, which is the target number of shares for such PBRSU awards.

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2022 PROXY STATEMENT | EXECUTIVE COMPENSATION – SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2021.

Plan Category	(a) Total Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(3)	12,987,076	32.87	20,333,915
Equity compensation plans not approved by security holders(4)	42,338	5.35	1,340,438

(1)Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan. Includes RSUs and PBRSUs, with the number of outstanding PBRSUs calculated at 100% of the target number of shares subject to each award.
(2)The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.
(3)Includes our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31st. As of December 31, 2021, 15,172,055 shares are available for issuance under the 2014 Equity Incentive Plan and 5,161,860 shares are available for issuance under the 2014 Employee Stock Purchase Plan.
(4)Reflects the Radius Bancorp, Inc. 2016 Omnibus Incentive Plan.

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2022 PROXY STATEMENT | REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

THE COMPENSATION COMMITTEE

Allan Landon
Patricia McCord
Michael Zeisser (Chair)

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2022 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2022, by:
•each of our directors;
•each of our named executive officers;
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
•all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 11, 2022. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 102,194,037 shares of common stock outstanding as of April 11, 2022 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to RSUs, options or other securities convertible into common stock held by that person that are scheduled to vest or are exercisable or convertible within 60 days of April 11, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105.

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2022 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	1,631,015	1.58%
Thomas Casey(2)	447,549	*
Valerie Kay(3)	162,375	*
Ronnie Momen(4)	183,513	*
Brandon Pace(5)	142,380	*
Susan Athey(6)	51,326	*
Allan Landon(7)	17,423	*
Timothy Mayopoulos(8)	88,751	*
Patricia McCord(9)	70,028	*
John C. (Hans) Morris(10)	329,555	*
Erin Selleck(11)	8,923	*
Michael Zeisser(12)	65,563	*
All executive officers and directors as a group (13 persons)(13)	3,345,088	3.22%

5% Stockholders:
Entities Affiliated with Vanguard Group Inc.(14)	9,175,318	8.98%
Entities Affiliated with Jackson Square Partners, LLC(15)	7,578,664	7.42%
Entities Affiliated with ARK Investment Management LLC(16)	7,455,162	7.3%
Entities Affiliated with BlackRock, Inc.(17)	6,883,607	6.74%

(1)    Represents (i) 880,341 shares held by Mr. Sanborn, (ii) 597,008 shares underlying stock options held by Mr. Sanborn exercisable within 60 days of April 11, 2022, and (iii) 153,666 RSUs vesting within 60 days of April 11, 2022 held by Mr. Sanborn.
(2)    Represents (i) 2,922 shares held by Mr. Casey, (ii) 12,750 shares held by Casey Family Revocable Trust, (iii) 145,817 shares held by SJC 2021 Irrevocable Trust, (iv) 207,669 shares underlying stock options held by Mr. Casey exercisable within 60 days of April 11, 2022, and (v) 78,391 RSUs vesting within 60 days of April 11, 2022 held by Mr. Casey.
(3)    Represents (i) 116,555 shares held by Ms. Kay, and (ii) 45,820 RSUs vesting within 60 days of April 11, 2022 held by Ms. Kay.
(4)    Represents (i) 120,158 shares held by Mr. Momen, and (ii) 63,355 RSUs vesting within 60 days of April 11, 2022 held by Mr. Momen.
(5)    Represents (i) 103,609 shares held by Mr. Pace, and (ii) 38,771 RSUs vesting within 60 days of April 11, 2022 held by Mr. Pace.
(6)    Represents (i) 46,817 shares held by Ms. Athey and (ii) 4,509 RSUs vesting within 60 days of April 11, 2022 held by Ms. Athey.
(7)    Represents (i) 14,243 shares held by Mr. Landon and (ii) 3,180 RSUs vesting within 60 days of April 11, 2022 held by Mr. Landon.
(8)    Represents (i) 84,242 shares held by Mr. Mayopoulos and (ii) 4,509 RSUs vesting within 60 days of April 11, 2022 held by Mr. Mayopoulos.
(9)    Represents (i) 65,519 shares held by Ms. McCord and (ii) 4,509 RSUs vesting within 60 days of April 11, 2022 held by Ms. McCord.
(10)    Represents (i) 72,288 shares held by Mr. Morris, (ii) 252,758 shares underlying stock options held by Mr. Morris exercisable within 60 days of April 11, 2022, and (iii) 4,509 RSUs vesting within 60 days of April 11, 2022 held by Mr. Morris.
(11)    Represents (i) 5,743 shares held by Ms. Selleck and (ii) 3,180 RSUs vesting within 60 days of April 11, 2022 held by Ms. Selleck.
(12)    Represents (i) 61,054 shares held by Mr. Zeisser and (ii) 4,509 RSUs vesting within 60 days of April 11, 2022 held by Mr. Zeisser.

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2022 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(13)    Represents (i) 1,809,144 shares, (ii) 1,057,435 shares underlying stock options exercisable within 60 days, and (iii) 478,509 RSUs vesting within 60 days of April 11, 2022 held by our executive officers and directors as a group.
(14)    Based on the Schedule 13G/A filed on February 10, 2022. Represents 9,175,318 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(15)    Based on the Schedule 13G filed on February 11, 2022. Represents 7,578,664 shares held and beneficially owned by Jackson Square Partners, LLC. The address of Jackson Square Partners, LLC is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129.
(16)    Based on the Schedule 13G/A filed on February 16, 2021. Represents 7,455,162 shares held and beneficially owned by ARK Investment Management LLC, and certain of its subsidiaries. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.
(17)    Based on the Schedule 13G/A filed on February 3, 2022. Represents 6,883,607 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

LENDINGCLUB CORPORATION | 54

2022 PROXY STATEMENT | RELATED PARTY TRANSACTIONS
RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, 5% or greater owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

As previously disclosed, on December 31, 2020, the Company ceased offering and selling Member Payment Dependent Notes, as such term is defined in its Form S-3 filed with the SEC on August 9, 2019 (the “Retail Notes”). In connection with the cessation of the Retail Notes program, we ceased deposits to the program. From January 1, 2021 to December 31, 2021, two of our executive officers (including immediate family members) received withdrawals from their Retail Notes program accounts in connection with the wind-down of the program. The following table summarizes these withdrawals:

	Year Ended December 31, 2021
Name	Deposits	Withdrawals
Brandon Pace	$—	2,015
Scott Sanborn	$—	12,496
Total	$—	$14,511

    All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

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2022 PROXY STATEMENT | REPORT OF THE AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by, any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2021 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Allan Landon (Chair)
Timothy Mayopoulos
Erin Selleck

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2022 PROXY STATEMENT | SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the reports furnished to us during 2021 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2021.

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2022 PROXY STATEMENT | COMMUNICATIONS WITH THE LENDINGCLUB BOARD
COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

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2022 PROXY STATEMENT | PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board is currently comprised of nine members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class II director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2025 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal:
•John C. (Hans) Morris; and
•Erin Selleck.

Our Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

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2022 PROXY STATEMENT | PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2022 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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2022 PROXY STATEMENT | PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2022 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2021 and 2020:

	2021	2020
Audit fees(1)	$3,371,212	$3,912,088
Audit-related fees(2)	$592,191	885,655
Tax fees	—	—
All other fees(3)	—	57,500
Total fees	$3,963,403	$4,855,243

(1)Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.
(2)Audit-related fees include (i) assurance and related services, including review of internal controls for selected information systems and business units (Service Organization Control Reports), (ii) review of SEC filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) services provided in connection with matters concerning financial accounting and reporting standards.
(3)All other fees consist of fees billed for services provided other than the audit fees, audit-related fees and tax fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche LLP for 2021 and 2020 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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2022 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that our stockholders approve amending certain sections of our Restated Certificate of Incorporation that would phase in the declassification of our Board (the “Declassification Amendment”), as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and our stockholders. The Board believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, we conducted meetings with the governance teams from a number of significant stockholders during which we solicited input on governance issues and priorities. During these meetings, a number of our largest stockholders expressed a preference that, over the course of time, we should consider declassifying our Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to declassify the Board. Accordingly, since 2018, we have proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The 2018, 2019, 2020 and 2021 proposals each failed, receiving approximately 61.0%, 60.7%, 46.8% and 56.7%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2018, 2019, 2020 and 2021, the overwhelming majority voted in favor of the proposal. The Board believes that with sufficient voter turn-out, the proposal will pass.

In light of the strong stockholder support this proposal has received in prior years and because the Board continues to strongly believe in the merits of declassifying our Board, in March 2022, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to our Bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s capital stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Restated Certificate of Incorporation, the Board is currently separated into three classes equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class II directors is set to expire at the Annual Meeting. The term of the Class I directors is set to expire at the 2024 Annual Meeting and the term of the Class III directors is set to expire at the 2023 Annual Meeting. Under the current classified board structure, stockholders may only elect one-third of the Board each year.

Proposed Amendment to Restated Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to

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2022 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE DECLASSIFICATION AMENDMENT.

LENDINGCLUB CORPORATION | 63

2022 PROXY STATEMENT | PROPOSAL FIVE: FEDERAL FORUM SELECTION PROVISION
PROPOSAL FIVE:
FEDERAL FORUM SELECTION PROVISION

The Board has unanimously approved and recommends that our stockholders approve amending Article IX of our Restated Certificate of Incorporation to provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act (the “Federal Forum Selection Amendment”), as described below and set forth on Annex II of this Proxy Statement.

Background of the Proposal

In light of a recent decision by the Delaware Supreme Court validating federal forum selection provisions, the Board reviewed the Federal Forum Selection Amendment from a legal and policy perspective. Currently, stockholders may file claims against us arising under the Securities Act in both state courts and federal district courts. If adopted, the Federal Forum Selection Amendment would require stockholder plaintiffs asserting claims against us under the Securities Act to file those claims in federal district courts.

The Board believes that the federal forum selection provision could provide a number of benefits to the Company and our stockholders, including:
•    allowing the Company to consolidate multi-jurisdictional litigation, which would enable the Company to avoid the inefficiencies, the excessive and duplicative litigation expenses, and the risk of inconsistent rulings concerning the same claims and underlying subject matter associated with defending claims in multiple jurisdictions;
•    limiting forum shopping by plaintiffs’ lawyers and potentially discouraging illegitimate claims;
•    more efficiently managing procedural aspects of securities litigation;
•    allowing the Company to focus on the underlying substantive rights or remedies, instead of addressing where a claim may be brought;
•    ensuring that claims arising under the Securities Act are heard by courts with extensive experience adjudicating such claims, which provides the Company and its stockholders with more predictability regarding the outcome of such claims; and
•    giving the Company the ability to consent to an alternative forum, if the Company desires.

Although the Board recommends approval of the Federal Forum Selection Amendment, the approval of the provision could create some negative implications for the Company and its stockholders. There is uncertainty as to whether a court would enforce the provision. Moreover, approval and implementation of the provision could discourage claims, limit investors’ ability to bring a claim in a judicial forum that they find favorable or impose additional litigation costs on stockholders pursuing a claim under the Securities Act.

Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to include the federal forum selection provision. Accordingly, in 2021 we proposed to amend Article IX of our Restated Certificate of Incorporation in order to include the federal forum selection provision. Under our Restated Certificate of Incorporation and Section 242 of the Delaware General Corporation Law, amending Article IX of our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors. The 2021 proposal received approximately 49.1% of the affirmative vote of our then-outstanding shares of capital stock, and accordingly did not pass.

Because the Board continues to believe in the merits of including the federal forum selection provision in our Restated Certificate of Incorporation, in March 2022, the Board approved, subject to stockholder approval, the Federal Forum Selection Amendment.

Please note that the Federal Forum Selection Amendment requires the affirmative vote of the holders of at least a majority of all outstanding shares of the Company’s capital stock to pass.

LENDINGCLUB CORPORATION | 64

2022 PROXY STATEMENT | PROPOSAL FIVE: FEDERAL FORUM SELECTION PROVISION
Proposed Amendment to Restated Certificate of Incorporation

Currently, our Restated Certificate of Incorporation does not include a federal forum selection provision. If the Federal Forum Selection Amendment is approved and becomes effective, it would be in addition to a provision in our Restated Certificate of Incorporation which provides that the Court of Chancery of the State of Delaware is the exclusive jurisdiction of (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of the Restated Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock would be deemed to have notice of and to have consented to the federal forum selection provision. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the federal forum selection provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE FEDERAL FORUM SELECTION AMENDMENT

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2022 PROXY STATEMENT | QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), which contain information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”), and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report will be first distributed and made available to stockholders on or about April 19, 2022. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2022 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 2, 2022 at 9:00 am Eastern Time.

2.Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 11, 2022, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 102,194,037 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

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2022 PROXY STATEMENT | QUESTIONS AND ANSWERS
By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record or hold your shares in street name, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2022 and vote your shares during the Annual Meeting (street name holders must obtain a legal proxy from their broker or other nominee to vote shares at the Annual Meeting). You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 11:59 PM Eastern Time on June 1, 2022. If you vote by mail, your proxy card must be received by June 1, 2022.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.    How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2022. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may vote electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee as described in the section “Who is entitled to vote at the Annual Meeting?” above.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world. During our virtual annual meetings in prior years, the technology performed as expected and we had a number of stockholders participate and submit questions, each of which were answered during the meeting. Further in light of the COVID-19 pandemic, holding our Annual Meeting virtually is especially prudent.

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2022 PROXY STATEMENT | QUESTIONS AND ANSWERS
8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of John C. (Hans) Morris and Erin Selleck as Class II directors (see Page 59);

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described under “Executive Compensation” (see Page 60);

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (see Page 61);

“FOR” a management proposal to amend our Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 62); and

“FOR” a management proposal to amend our Restated Certificate of Incorporation to add a federal forum selection provision (see Page 64).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Class II directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision	Majority of shares outstanding	Vote Against	Vote Against

10.    What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two, Four and Five, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

LENDINGCLUB CORPORATION | 68

2022 PROXY STATEMENT | QUESTIONS AND ANSWERS
11.    What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election, then such nominee shall be a hold over director and have his or her resignation considered by our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.    Why does Proposal Four require an affirmative vote from at least two-thirds of the shares outstanding to pass and what happens if the proposal does not pass?

In order to phase in the declassification of our Board, we are proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Four fails to receive the required affirmative vote, our existing classified board structure will remain intact.

For additional information about the proposed declassification of our Board, see “Proposal Four: Declassification of the Board.”

13.    The proposal to declassify your Board (Proposal Four) was in your 2018, 2019, 2020 and 2021 Proxy Statements. Why is it again in your 2022 Proxy Statement?

Since 2018, in response to stockholder feedback, we proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The 2018, 2019, 2020 and 2021 proposals each failed, receiving approximately 61.0%, 60.7%, 46.8% and 56.7%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2018, 2019, 2020 and 2021, the overwhelming majority voted in favor of the proposal. Accordingly, the proposal did not pass in prior years because voter turn-out was not sufficient. The Board believes that with sufficient voter turn-out, the proposal will pass.

In light of the strong stockholder support this proposal has received in prior years and because the Board continues to strongly believe in the merits of declassifying our Board, it has included the proposal again for consideration and recommends that stockholders vote in favor of the proposal.

LENDINGCLUB CORPORATION | 69

2022 PROXY STATEMENT | QUESTIONS AND ANSWERS
14.    The proposal to include a federal forum selection provision in the Restated Certificate of Incorporation (Proposal Five) was in your 2021 Proxy Statement. Why is it again in your 2022 Proxy Statement?

In light of a decision by the Delaware Supreme Court validating federal forum selection provisions, we proposed to amend Article IX of our Restated Certificate of Incorporation in order to include a federal forum selection provision. As stated above, amending Article IX requires the affirmative vote of the holders of at least majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors. The 2021 proposal received approximately 49.1% of the affirmative vote of our then-outstanding shares of capital stock, and accordingly did not pass.

Because the Board continues to believe in the merits of including the federal forum selection provision in our Restated Certificate of Incorporation, it has included the proposal again for consideration and recommends that stockholders vote in favor of the proposal.

15.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted “for” such proposal, or in the case of the election of directors, voted “for” election of all nominees presented by the Board.

16.    How do I change or revoke my proxy?

Any person who provides a proxy by voting via the Internet, by phone or by submitting a proxy card has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.

17.    Who will count the votes?

We have designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Elections who will count the votes.

18.    How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2023 pursuant to SEC Rule 14a-8, the proposal must be received by us at our principal executive offices no later than December 20, 2022. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2023 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices received between February 17, 2023 and March 19, 2023, and comply with the other provisions of our Bylaws.

19.    Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

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2022 PROXY STATEMENT | QUESTIONS AND ANSWERS

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

20.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

21.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2022 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

22.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 595 Market Street, Suite 200, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

LENDINGCLUB CORPORATION | 71

2022 PROXY STATEMENT | OTHER BUSINESS
OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid-envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION | 72

2022 PROXY STATEMENT | ANNEX I
ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2022 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2025, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2025, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2025, holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2025, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *

LENDINGCLUB CORPORATION | 73

2022 PROXY STATEMENT | ANNEX II
ANNEX II

Amendments to the Restated Certificate of Incorporation to Add Federal Forum Selection Provision

If Proposal Five is passed, then Article IX of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action against the Corporation or any director, officer, employee or agent of the Corporation arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
* * * * * * * * * * *

LENDINGCLUB CORPORATION | 74

2022 PROXY STATEMENT | PROXY CARDS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/LC2022
You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees	For	Against	Abstain
1a. John C. (Hans) Morris	☐	☐	☐
1b. Erin Selleck	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
4. Approval of an amendment to our Restated Certificate of Incorporation (the Declassification Amendment) that would phase in the declassification of our Board.	☐	☐	☐
5. Approval of an amendment to our Restated Certificate of Incorporation that would add a federal forum selection provision.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000564426_1 R1.0.0.24

2022 PROXY STATEMENT | PROXY CARDS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report Wrap are available at www.proxyvote.com

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
June 2, 2022 9:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Scott Sanborn and Thomas Casey or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 2, 2022 held via a live webcast at www.virtualshareholdermeeting.com/LC2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000564426_2 R1.0.0.24

Continued and to be signed on reverse side